Exhibit 99.2
INDEX TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	2

Combined Consolidated Balance Sheets as of December 31, 2020 and 2019	4

Combined Consolidated Statements of Operations for the years ended December 31, 2020 and 2019	5

Combined Consolidated Statements of Comprehensive Loss for the years ended December 31, 2020 and 2019	6

Combined Consolidated Statements of Stockholders’ (Deficit) Equity for the years ended December 31, 2020 and 2019	7

Combined Consolidated Statements of Cash Flows for the years ended December 31, 2020 and 2019	8

Notes to Combined Consolidated Financial Statements	10

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of ImmunityBio, Inc. and Subsidiaries
Opinion on the Financial Statements
We have audited the accompanying combined consolidated balance sheets of ImmunityBio, Inc and Subsidiaries (the Company) as of December 31, 2020 and 2019, the related combined consolidated statements of operations, comprehensive loss, stockholders’ (deficit) equity and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “combined consolidated financial statements”). In our opinion, the combined consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the combined consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Related party transactions and disclosures

Description of the Matter
As discussed in Note 9 to the combined consolidated financial statements, the Company’s Executive Chairman of the Board of Directors has a controlling interest in certain entities with which the Company has entered into material transactions including shared services agreement with NantWorks and related party notes payable with NantWorks, NantCapital, NantMobile, and NantCancerStemCell. Affiliates of such entities are also affiliates of the Company due to the common control of the Company’s Executive Chairman of the Board of Directors.

Assessing the sufficiency of procedures performed to identify related parties and related party transactions and determining the identified related party transactions were properly recorded, presented and disclosed was challenging due to the nature, volume and the significance of related party transactions.

How We Addressed the Matter in Our Audit	The audit procedures we performed included, among others, testing the completeness and accuracy of the listing of significant related parties identified and related party transactions provided by management, and testing the manner in which related party transactions were recorded, presented and disclosed. We performed journal entry searches of identified related parties to verify completeness and accuracy of the Company’s related party transactions. We also inspected questionnaires received from the Company’s directors and officers, read employment and compensation contracts, proxy statements and other relevant filings with the Securities and Exchange Commission and other regulatory agencies that relate to the Company’s financial relationships and transactions with the Company’s executive officers and with other entities controlled by the Company’s Executive Chairman of the Board of Directors. We confirmed the transactions and/or balances, as applicable, with the related parties including amounts payable to NantWorks under the shared service agreement and related party notes payable to NantCapital, NantMobile, NantWorks and NantCancerStemCell. We also obtained the underlying agreements and assessed the associated accounting and disclosures. We designed and executed our tests of account balances and transaction details to assess potential effects on the Company’s identified related parties and related party transactions. We inquired of management and members of the Company’s audit committee regarding the completeness of the related party transactions identified.

/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2016.
Los Angeles, California
April 22, 2021

ImmunityBio, Inc. and Subsidiaries
Combined Consolidated Balance Sheets
(in thousands, except for share amounts)

	As of December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$34,915	$75,801
Marketable securities	61,146	39,535
Due from related parties	2,003	1,963
Prepaid expenses and other current assets (including amounts with related parties)	13,649	14,002

Total current assets	111,713	131,301
Marketable securities, noncurrent	950	2,161
Property, plant and equipment, net	72,541	83,469
Non-marketable equity investment (Note 4)	7,849	9,253
Intangible asset, net	1,463	12,074
Convertible note receivable	6,129	5,879
Operating lease right-of-use assets, net (including amounts with related parties)	18,138	20,131
Other assets (including amounts with related parties)	2,598	5,518

Total assets	$221,381	$269,786

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$11,510	$8,800
Accrued expenses and other liabilities	36,771	23,485
Due to related parties	14,838	11,393
Operating lease liabilities (including amounts with related parties)	5,015	4,808

Total current liabilities	68,134	48,486
Related party notes payable	254,353	181,621
Operating lease liabilities, less current portion (including amounts with related parties)	16,179	18,831
Deferred income tax liability	170	3,108
Other liabilities	1,035	1,414

Total liabilities	339,871	253,460

Commitments and contingencies (Note 8)
Stockholders’ (deficit) equity:
Common stock, $0.0001 par value; 500,000,000 shares authorized; 382,243,142 and 371,976,995 shares issued and outstanding at December 31, 2020 and 2019, respectively; excluding treasury stock, 163,800 shares outstanding at December 31, 2020 and 2019, respectively.	38	37
Additional paid-in capital	1,495,163	1,406,002
Accumulated deficit	(1,615,131)	(1,393,280)
Accumulated other comprehensive income (loss)	122	(87)

Total ImmunityBio stockholders’ (deficit) equity	(119,808)	12,672
Noncontrolling interests	1,318	3,654

Total stockholders’ (deficit) equity	(118,490)	16,326

Total liabilities and stockholders’ (deficit) equity	$221,381	$269,786

The accompanying notes are an integral part of these combined consolidated financial statements.

ImmunityBio, Inc. and Subsidiaries
Combined Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	For the Year Ended December 31,
	2020	2019
Revenue	$605	$2,202
Operating expenses:
Research and development (including amounts with related parties)	139,507	111,997
Selling, general and administrative (including amounts with related parties)	71,318	46,456
Impairment of intangible assets	10,660	—

Total operating expenses	221,485	158,453

Loss from operations	(220,880)	(156,251)

Other income (expense):
Interest and investment income, net	2,435	2,442
Interest expense (including amounts with related parties)	(9,074)	(5,920)
Other income (expense), net (including amounts with related parties)	1,486	(534)

Total other expense	(5,153)	(4,012)

Loss before income taxes and noncontrolling interest	(226,033)	(160,263)
Income tax benefit	1,846	105

Net loss	(224,187)	(160,158)
Net loss attributable to noncontrolling interests, net of tax	(2,336)	(2,381)

Net loss attributable to ImmunityBio common stockholders	$(221,851)	$(157,777)

Net loss per ImmunityBio common share - basic and diluted:	$(0.59)	$(0.43)

Weighted-average number of common shares used in computing net loss per share - basic and diluted	377,067,527	366,324,859

The accompanying notes are an integral part of these combined consolidated financial statements.

ImmunityBio, Inc. and Subsidiaries
Combined Consolidated Statements of Comprehensive Loss
(in thousands)

	For the Year Ended December 31,
	2020	2019
Net loss	$(224,187)	$(160,158)
Other comprehensive income, net of income taxes:
Net unrealized gains on available-for-sale securities	140	158
Foreign currency translation adjustment	60	(35)
Reclassification of net realized losses on available-for-sale securities included in net loss	9	4

Total other comprehensive income	209	127

Comprehensive loss	(223,978)	(160,031)
Less: comprehensive loss attributable to noncontrolling interests	(2,336)	(2,381)

Comprehensive loss attributable to ImmunityBio common stockholders	$(221,642)	$(157,650)

The accompanying notes are an integral part of these combined consolidated financial statements.

ImmunityBio, Inc. and Subsidiaries
Combined Consolidated Statements of Stockholders’ (Deficit) Equity
(in thousands, except share amounts)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total ImmunityBio Stockholders’ (Deficit) Equity	Noncontrolling Interests	Total Stockholders’ (Deficit) Equity
	Shares	Amount
Balance as of December 31, 2018	348,677,955	$35	$1,326,760	$(1,232,320)	$(214)	$94,261	$(12,318)	$81,943
Issuance of common stock for equity investment	2,047,500	—	30,000	—	—	30,000	—	30,000
Stock-based compensation expense	—	—	3,421	—	—	3,421	—	3,421
Exercise of warrants	19,664,050	2	41,862	—	—	41,864	—	41,864
Exercise of stock options	1,995,120	—	4,086	—	—	4,086	—	4,086
Vesting of restricted stock units (RSUs)	395,051	—	—	—	—	—	—	—
Net share settlement for RSUs vesting and warrant exercises	(124,345)	—	(127)	—	—	(127)	—	(127)
Repurchase of common stock	(678,336)	—	—	(2,501)	—	(2,501)	—	(2,501)
Cumulative effect of the adoption of the new lease standard	—	—	—	(682)	—	(682)	—	(682)
Deconsolidation of Precision Biologics	—	—	—	—	—	—	18,353	18,353
Other comprehensive income, net	—	—	—	—	127	127	—	127
Net loss	—	—	—	(157,777)	—	(157,777)	(2,381)	(160,158)

Balance as of December 31, 2019	371,976,995	37	1,406,002	(1,393,280)	(87)	12,672	3,654	16,326
Issuance of common stock, net of $4,373 in offering costs	8,521,500	1	86,301	—	—	86,302	—	86,302
Stock-based compensation expense	—	—	2,187	—	—	2,187	—	2,187
Exercise of stock options	1,272,273	—	1,176	—	—	1,176	—	1,176
Vesting of RSUs	648,336	—	—	—	—	—	—	—
Net share settlement for RSU vesting and option exercises	(175,962)	—	(503)	—	—	(503)	—	(503)
Other comprehensive income	—	—	—	—	209	209	—	209
Net loss	—	—	—	(221,851)	—	(221,851)	(2,336)	(224,187)

Balance as of December 31, 2020	382,243,142	$38	$1,495,163	$(1,615,131)	$122	$(119,808)	$1,318	$(118,490)
The accompanying notes are an integral part of these combined consolidated financial statements.

ImmunityBio, Inc. and Subsidiaries
Combined Consolidated Statements of Cash Flows
(in thousands)

	For the Year Ended December 31,
	2020	2019
Operating activities:
Net loss	$(224,187)	$(160,158)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,739	14,042
Loss on impairment of intangible assets	10,660	—
Non-cash interest items, net, including related parties	8,531	(704)
Non-cash lease expense related to operating lease right-of-use assets	5,155	4,131
Stock-based compensation expense	2,187	3,421
Unrealized loss on non-marketable equity investment	1,405	—
Amortization of net premiums and discounts on marketable debt securities	794	—
Unrealized (gain) loss on marketable equity securities	(2,876)	320
Deferred tax	(2,938)	(8)
Loss on impairment of fixed assets	—	1,593
Other	446	890
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	4,208	5,837
Other assets	(684)	(4,009)
Accounts payable	2,570	1,188
Accrued expenses and other liabilities	12,495	(11,796)
Due to related parties	3,378	(2,380)
Operating lease liabilities	(5,607)	(4,476)

Net cash used in operating activities	(171,724)	(152,109)

Investing activities:
Purchases of property, plant and equipment	(1,669)	(4,287)
Proceeds from sales of property and equipment	—	200
Purchase of non-marketable equity security	—	(3)
Payment to Precision to facilitate deconsolidation	—	(2,500)
Purchases of marketable debt securities, available-for-sale	(91,765)	(87,189)
Maturities of marketable debt securities	65,350	109,730
Proceeds from sales of marketable debt securities	8,272	2,601

Net cash (used in) provided by investing activities	(19,812)	18,552

Financing activities:
Proceeds from equity offerings, net of issuance costs	86,302	30,000
Proceeds from issuance of related party promissory notes	63,700	47,670
Proceeds from exercises of stock options	1,176	4,086
Proceeds from exercises of warrants	—	35,151
Repurchase of common stock	—	(2,500)
Net share settlement for RSUs vesting and option exercises	(503)	(127)

Net cash provided by financing activities	150,675	114,280

Effect of exchange rate changes on cash and cash equivalents	(25)	(22)
Net change in cash, cash equivalents and restricted cash	(40,886)	(19,299)
Cash, cash equivalents, and restricted cash, beginning of the period	75,980	95,279

Cash, cash equivalents, and restricted cash, end of the period	$35,094	$75,980

The accompanying notes are an integral part of these combined consolidated financial statements.

ImmunityBio, Inc. and Subsidiaries
Combined Consolidated Statements of Cash Flows (Continued)
(in thousands)

	For the Year Ended December 31,
	2020	2019
Reconciliation of cash, cash equivalents, and restricted cash, end of the period:
Cash and cash equivalents	$34,915	$75,801
Restricted cash	179	179

Cash, cash equivalents, and restricted cash, end of the period	$35,094	$75,980

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$40	$19
Income taxes	$8	$3
Supplemental disclosure of non-cash activities:
Issuance of equity for warrant exercises via reduction of related party promissory notes	$—	$6,713
Property and equipment purchases included in accounts payable, accrued expenses, and due to related parties	$220	$662
Cashless exercise of stock options	$1,233	$29
Right-of-use assets obtained in exchange for operating lease liabilities	$2,394	$1,968
Conversion of convertible notes and accrued interest into investment in non-marketable equity security (Note 4)	$—	$751
Unrealized (losses) gains on marketable debt securities	$(17)	$258
The accompanying notes are an integral part of these combined consolidated financial statements.

ImmunityBio, Inc. and Subsidiaries
Notes to Combined Consolidated Financial Statements
1.     Description of Business
Organization
ImmunityBio, Inc., including its subsidiaries (formerly known as NantKwest, Inc.), was incorporated in Illinois on October 7, 2002 under the name ZelleRx Corporation. On January 22, 2010, the company changed its name to Conkwest, Inc., and on July 10, 2015, the company changed its name to NantKwest, Inc. In March 2014, the company redomesticated from the State of Illinois to the State of Del
a
ware and the Illinois company ceased to exist. On March 9, 2021, its name was changed to ImmunityBio, Inc. We are a leading late-stage immunotherapy biotechnology company headquartered in Culver City, California with certain operations in San Diego and El Segundo, California, Louisville, Colorado, Seattle, Washington, Woburn, Massachusetts, Morrisville, North Carolina, Miramar, Florida, and Udine and Tavangnacco, Italy. In these notes, the terms “we,” “our,” “the company” and “us” refer to ImmunityBio and subsidiaries.
We have developed a next-generation immunotherapy platform based on our four key modalities: (1) activating NK and T cells using antibody cytokine fusion proteins, (2) activating tumoricidal macrophages using low-dose synthetic
immunomodulators, (3) generating memory T cells using vaccine candidates developed with our second-generation adenovirus, or hAd5, technology, and
(4) off-the-shelf
natural killer cells from the
NK-92
cell line and memory-like cytokine-enhanced natural killer cells
(m-ceNK)
from allogenic and autologous donors.
We own a broad, clinical-stage immunotherapy pipeline, including an antibody cytokine fusion protein (an
IL-15
superagonist
(N-803)
known as Anktiva), an albumin-associated anthracycline synthetic immunomodulator (aldoxorubicin), second-generation adenovirus (hAd5) and yeast vaccine technologies (targeting tumor-associated antigens and neoepitopes), off-the-shelf
genetically engineered natural killer cell lines inducing cancer and virally infected cell death through a variety of concurrent mechanisms including innate killing, antibody-mediated killing, and
CAR-directed
killing, macrophage polarizing peptides, and
bi-specific
fusion proteins targeting CD20,
PD-L1,
TGF-ß and
IL-12.
Our immunotherapy clinical pipeline consists of over 40 clinical trials in Phase 1, 2, or 3 development across 19 indications in solid and liquid cancers and infectious diseases. We have an expansive clinical-stage pipeline and intellectual property portfolio with 17 first-in-human
assets in 25 Phase II to III clinical trials.
In December 2019, the United States, or U.S. Food and Drug Administration, or FDA, granted Breakthrough Therapy designation to Anktiva for bacillus
Calmette-Guérin,
or BCG, unresponsive carcinoma in situ
non-muscle
invasive bladder cancer. Other indications currently with registration-potential studies include BCG unresponsive papillary bladder cancer, first- and second-line lung cancer, and metastatic pancreatic cancer.
The Merger
On December 21, 2020, we and NantCell, Inc. (formerly known as ImmunityBio, Inc.) (“NantCell”) entered into an Agreement and Plan of Merger (the Merger Agreement), pursuant to which we and NantCell agreed to combine our businesses. The Merger Agreement provided that a wholly-owned subsidiary of the company will merge with and into NantCell (the Merger), with NantCell surviving the Merger as a wholly-owned subsidiary of the company.
On March 9, 2021, we completed the Merger pursuant to the terms of the Merger Agreement. Under the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of NantCell common stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time, subject to certain exceptions as set forth in the Merger Agreement, was converted automatically into a right to receive 0.8190 (the “Exchange Ratio”) newly issued shares of common stock, par value $0.0001 per share, of the company (“Company Common Stock”), with cash paid in lieu of any fractional shares. At the Effective Time, each share of the company’s common stock issued and outstanding immediately prior to the Effective Time, remains an issued and outstanding share of the combined company. At the Effective Time, each outstanding option, warrant or restricted stock unit to purchase NantCell common stock was converted using the Exchange Ratio into an option, warrant or restricted stock unit, respectively, on the same terms and conditions immediately prior to the Effective Time, to purchase shares of the company’s Common Stock.
Immediately following the Effective Time, the former stockholders of NantCell held approximately 72% of the outstanding shares of Company Common Stock and the stockholders of the company as of immediately prior to the Merger held approximately 28% of the outstanding shares of Company Common Stock. As a result of the Merger and immediately following the Effective Time, Dr. Patrick Soon-Shiong, our Executive Chairman, and his affiliates beneficially own, in the aggregate, approximately 82% of the outstanding shares of Company Common Stock.

Accounting Treatment of the Merger
The Merger represents a business combination pursuant to Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic
805-50, Mergers,
which is accounted for as a transaction between entities under common control as Dr. Patrick
Soon-Shiong
and his affiliates are the controlling stockholders of each of the company and NantCell. All the assets and liabilities of NantCell were combined with ours at their historical carrying amounts on the closing date of the Merger. We have recast our prior period financial statements to reflect the conveyance of NantCell’s common shares as if the Merger had occurred as of the earliest date of the financial statements presented. All material intercompany accounts and transactions have been eliminated in consolidation.
2.     Summary of Significant Accounting Policies
Basis of Presentation
The combined consolidated financial statements include the accounts of the company are prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP.
The combined consolidated financial statements are derived from the company’s and NantCell’s respective historical consolidated financial statements for each period presented. Since the entities have been under common control for all periods presented, the combined consolidated financial statements assume that the merger took place at the beginning of the earliest year for which the combined consolidated financial statements are presented.
As of December 31, 2020, we had an accumulated deficit of $1,615 million. We also had negative cash flows from operations of $171.7 million during the year ended December 31, 2020. We will likely need additional capital to further fund the development of, and seek regulatory approvals for, our product candidates, and to begin to commercialize any approved products.
The combined consolidated financial statements have been prepared assuming the company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result from the outcome of the uncertainty. As a result of continuing anticipated operating cash outflows, we believe that substantial doubt exists regarding our ability to continue as a going concern without additional funding or financial support. However, we believe our existing cash, cash equivalents, and investments in marketable securities, and our ability to borrow from affiliated entities, will be sufficient to fund operations through at least the next 12 months following the issuance date of the financial statements based primarily upon our Executive Chairman’s intent and ability to support our operations with additional funds, including loans from affiliated entities, as required, which we believe alleviates such doubt. We may also seek to sell additional equity, through one or more follow-on
public offerings, or in separate financings, or obtain a credit facility. However, we may not be able to secure such financing in a timely manner or on favorable terms. Without additional funds, we may choose to delay or reduce our operating or investment expenditures. Further, because of the risk and uncertainties associated with the commercialization of our product candidates in development, we may need additional funds to meet our needs sooner than planned.
Principles of Consolidation
The combined consolidated financial statements include the accounts of the company and its subsidiaries. All intercompany amounts have been eliminated.
We apply the variable interest model under ASC Topic 810,
 Consolidation
, to any entity in which we hold an equity investment or to which we have the power to direct the entity’s most significant economic activities and the ability to participate in the entity’s economics. If the entity is within the scope of the variable interest model and meets the definition of a variable interest entity, or VIE, we consider whether we must consolidate the VIE or provide additional disclosures regarding our involvement with the VIE. If we determine that we are the primary beneficiary of the VIE, we will consolidate the VIE. This analysis is performed at the initial investment in the entity or upon any reconsideration event.
For entities we hold as an equity investment that are not consolidated under the VIE model, we consider whether our investment constitutes ownership of a majority of the voting interests in the entity and therefore should be considered for consolidation under the voting interest model.

Unconsolidated equity investments in the common stock or
in-substance
common stock of an entity under which we are able to exercise significant influence, but not control, are accounted for using the equity method. Our ability to exercise significant influence is generally indicated by ownership of 20% to 50% interest in the voting securities of the entity.
All other unconsolidated equity investments on which we are not able to exercise significant influence will be subsequently measured at fair value with unrealized holding gains and losses included in o ther income (expense), net
, on the combined consolidated statements of operations. In the instance the equity investment does not have a readily determinable fair value and does not qualify for the practical expedient to estimate fair value in accordance with ASC Topic 820,
Fair Value Measurement
, or ASC Topic 820, we will apply the measurement alternative under ASC Topic 321,
Investments—Equity Securities
, or ASC 321, pursuant to which we will measure the investment at its cost, less impairment, adjusted for observable price changes in an orderly market for an identical or similar investment of the same issuer.
We own
non-marketable
equity securities that are accounted for using the measurement alternative under ASC 321 because the preferred stock held by us is not considered in-substance
common stock and such preferred stock does not have a readily determinable fair value. All investments are reviewed for possible impairment on a regular basis. If an investment’s fair value is determined to be less than its net carrying value, the investment is written down to its fair value. Such an evaluation is judgmental and dependent on specific facts and circumstances. Factors considered in determining whether an impairment indicator is present include: the investees’ earnings performance and clinical trial performance, change in the investees’ industry and geographic area in which it operates, offers to purchase or sell the security for a price less than the cost of the investment, issues that raise concerns about the investee’s ability to continue as a going concern, and any other information that we may be aware of related to the investment. Factors considered in determining whether an observable price change has occurred include: the price at which the investee issues equity instruments similar to those of our investment and the rights and preferences of those equity instruments compared to ours.
Use of Estimates
The preparation of combined consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, we evaluate our estimates, including those related to the valuation of equity-based awards, deferred income taxes and related valuation allowances, preclinical and clinical trial accruals, impairment assessments, the measurement of right-of-use
assets and lease liabilities, useful lives of long-lived assets, loss contingencies, fair value measurements, and the assessment of our ability to fund our operations for at least the next twelve months from the date of issuance of these financial statements. We base our estimates on historical experience and on various other market-specific and relevant assumptions that we believe to be reasonable under the circumstances. Estimates are assessed each period and updated to reflect current information, such as the economic considerations related to the impact that the ongoing coronavirus pandemic could have on our significant accounting estimates. Actual results could differ from those estimates.
Risks and Uncertainties
In March 2020, the World Health Organization declared the novel strain of coronavirus disease
(SARS-CoV-2)
outbreak a pandemic. To date, our operations have not been significantly impacted by the pandemic. However, we cannot at this time predict the specific extent, duration, or full impact that this pandemic may have on our financial condition and results of operations, including ongoing and planned clinical trials. More specifically, the pandemic may result in prolonged impacts that we cannot predict at this time and we expect that such uncertainties will continue to exist until such time a vaccine is broadly available and in use. The impact of the pandemic on our financial performance will depend on future developments, including the duration and spread of the outbreak and related governmental advisories and restrictions. These developments and the impact of the ongoing pandemic on the financial markets and the overall economy are highly uncertain. If the financial markets and/or the overall economy are impacted for an extended period, our results may be adversely affected.
Contingencies
We record accruals for loss contingencies to the extent that we conclude it is probable that a liability has been incurred and the amount of the related loss can be reasonably estimated. We evaluate, on a quarterly basis, developments in legal proceedings and other matters that could cause a change in the potential amount of the liability recorded or of the range of potential losses disclosed. Moreover, we record gain contingencies only when they are realizable, and the amount is known. Additionally, we record our rights to insurance recoveries, limited to the extent of incurred or probable losses, as a receivable when such recoveries have been agreed to with our third-party insurers and when receipt is deemed probable. This includes instances when our third-party insurers have agreed to pay, on our behalf, certain legal defense costs and settlement amounts directly to applicable law firms and a settlement fund.

Concentration of Credit Risk and Other Risks and Uncertainties
Financial instruments that potentially subject us to concentrations of risk consist principally of cash and cash equivalents, marketable securities, and convertible note receivable.
Our cash and cash equivalents are held by one major financial institution in the U.S., one in South Korea and one in Italy. We minimize credit risk associated with our cash and cash equivalents by periodically evaluating the credit quality of our primary financial institutions. While we maintain cash deposits in FDIC insured financial institutions in excess of federally insured limits, we do not believe that we are exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held. We have not experienced any losses on such accounts. We also monitor the creditworthiness of the borrower of the convertible promissory note. We believe that any concentration of credit risk in its convertible note receivable was mitigated in part by our ability to convert, if necessary, at the qualifying financing event or upon a payment default into shares of the senior class of equity securities of the borrower.
Product candidates developed by us will require approvals or clearances from the FDA, or international regulatory agencies prior to commercial sales. There can be no assurance that any of our product candidates will receive any of the required approvals or clearances. If we were to be denied approval or clearance or any such approval or clearance was to be delayed, it would have a material adverse impact on us.
Cash, Cash Equivalents and Restricted Cash
Cash equivalents include highly liquid investments with an original maturity of three months or less from the date of purchase.
Restricted cash includes a certificate of deposit held as a substitute letter of credit for one of our leased properties. This certificate of deposit is included in o ther assets
on the combined consolidated balance sheets as the landlord is the beneficiary of the account and we are not able to access the funds during the term of the lease.
A reconciliation of cash, cash equivalents, and restricted cash is included on the combined consolidated statements of cash flows as of December 31, 2020 and 2019.
Marketable Securities
We invest our excess funds in investment grade short- to intermediate-term corporate debt securities, government-sponsored securities, and foreign government bonds and classify these investments as available-for-sale.
Marketable debt securities with remaining maturities of 12 months or less are classified as short-term and marketable securities with remaining maturities greater than 12 months are classified as long-term. All marketable debt securities are reported at fair value and any unrealized gains and losses are reported as a component of accumulated other comprehensive loss
on the combined consolidated statements of stockholders’ (deficit) equity, with the exception of unrealized losses believed to be other-than-temporary, which are recorded in interest and investment income, net
, on the combined consolidated statements of operations. Realized gains and losses from sales of securities and the amounts, net of tax, reclassified out of accumulated other comprehensive loss, if any, are determined on a specific identification basis.
Investments in mutual funds and equity securities, other than equity method investments, are recorded at fair market value, if fair value is readily determinable and any unrealized gains and losses are included in other income (expense), net
on the combined consolidated statements of operations. Realized gains and losses from the sale of the securities are determined on a specific identification basis and the amounts are included in other income (expense), net
.
We periodically evaluate whether declines in fair values of our investments below their book value are other-than-temporary. This evaluation consists of several qualitative and quantitative factors regarding the severity and duration of the unrealized loss, as well as our ability and intent to hold the investment until a forecasted recovery occurs. Additionally, we assess whether we have plans to sell the security or whether it is more likely than not we will be required to sell any investment before recovery of its amortized cost basis. Factors considered include quoted market prices, recent financial results and operating trends, implied values from any recent transactions or offers of investee securities, credit quality of debt instrument issuers, other publicly available information that may affect the value of our investments, duration and severity of the decline in value, and our strategy and intentions for holding the investment. There were no other-than-temporary impairments recorded in the years ended December 31, 2020 and 2019.
Property, Plant and Equipment, Net
Property, plant and equipment is stated at historical cost less accumulated depreciation. Historical cost includes expenditures that are directly attributable to the acquisition of the items. All repairs and maintenance are charged to net loss during the financial period in which they are incurred. Depreciation of property, plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets, as follows:

Buildings	39 years
Software	3 years
Laboratory equipment	5 to 7 years
Furniture & fixtures	5 years
IT equipment	3 years
Leasehold improvements	The lesser of the lease term or the life of the asset
Upon disposal of property, plant and equipment, the cost and related accumulated depreciation are removed from the combined consolidated financial statements and the net amount, less any proceeds, is included in the other income (expense), net
, on the combined consolidated statements of operations.
We review impairment of property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by a comparison of the carrying amount to the future net cash flows that the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected undiscounted future cash flows arising from the assets using a discount rate determined by management to be commensurate with the risk inherent to our current business model.
During the year ended December 31, 2019, we determined that certain bioreactor laboratory equipment could no longer be utilized in the production process. As a result, we recorded an impairment charge totaling $0.9 million, which was included in r esearch and development expense
on the combined consolidated statements of operations. There were no impairment losses recognized during the year ended December 31, 2020.
Business Combinations
Business combinations are accounted for using the acquisition method of accounting in accordance with ASC Topic 805,
Business Combinations
, or ASC 805. These standards require that the total cost of acquisition be allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values at the date of acquisition, with the excess purchase price recorded as goodwill. The allocation of the purchase price is dependent upon certain valuations and other studies. Acquisition costs are expensed as incurred.
Contingent consideration obligations incurred in connection with a business combination are recorded at their fair values on the acquisition date and re-measured
at their fair values each subsequent reporting period until the related contingencies are resolved. The resulting changes in fair values are recorded as r esearch and development
expenses
on the combined consolidated statements of operations and comprehensive loss. Changes in fair values reflect changes to our assumptions regarding probabilities of successful achievement of related milestones, the timing in which the milestones are expected to be achieved, and the discount rate used to estimate the fair value of the obligation.
Intangible Assets
Intangible assets acquired in a business combination are initially recognized at their fair value on the acquisition date. The in-process
research and development, or IPR&D, assets are required to be classified as indefinite-lived assets and are not amortized until they become definite lived assets, upon the successful completion of the associated research and development effort. At that time, we will evaluate whether recorded amounts are impaired and make any necessary adjustments, and then determine the useful life of the asset and begin amortization. If the associated research and development effort is abandoned, the related IPR&D assets will be written-off
and an impairment charge recorded. Intangible assets are tested for impairment at least annually or more frequently if indicators of potential impairment exist.
Acquired definite life intangible assets are amortized using the straight-line method over their respective estimated useful lives. Intangible assets, which consisted of the cost of reacquiring a technology license during 2015, were amortized using the straight-line method over an estimated useful life of 4 years. As of December 31, 2019, our definite-lived intangible assets were fully amortized.
Patents
Patent costs, including related legal costs, are expensed as incurred and recorded in selling, general and administrative expenses
on the combined consolidated statements of operations.

Fair Value of Financial Instruments
The accounting standard for fair value measurements provides a framework for measuring fair value and requires disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, based on our principal or, in absence of a principal, most advantageous market for the specific asset or liability.
We use a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring
basis, in periods subsequent to their initial measurement. The hierarchy requires us to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value.
The three tiers are defined as follows:

•
Level 1— Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets at the measurement date. Since valuations are based on quoted prices that are readily and regularly available in an active market, the valuation of these products does not entail a significant degree of judgment. Our Level 1 assets consist of bank deposits and money market funds.

•
Level 2— Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities. Our Level 2 assets consist of corporate debt securities including commercial paper, government-sponsored securities and corporate bonds, as well as foreign municipal securities.

•	Level 3— Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
During the years ended December 31, 2020 and 2019, no transfers were made into or out of the Level 1, 2 or 3 categories. We will continue to review the fair value inputs on a quarterly basis.
We utilize a third-party pricing service to assist in obtaining fair value pricing for our investments in marketable securities. Inputs are documented in accordance with the fair value disclosure hierarchy. The fair values of financial instruments other than marketable securities and cash and cash equivalents are determined through a combination of management estimates and third-party valuations.
Collaboration Arrangements
We analyze our collaboration arrangements to assess whether they are within the scope of ASC Topic 808,
Collaborative Arrangements,
or ASC 808. A collaborative arrangement is a contractual arrangement that involves a joint operating activity. These arrangements involve two or more parties who are active participants in the activity, and are exposed to significant risks and rewards dependent on the commercial success of the activity. This assessment is performed throughout the life of the arrangement based on changes in the responsibilities of all parties in the arrangement. To the extent the collaboration agreement is within the scope of ASC 808, we also assess whether the arrangement contains multiple elements that are within the scope of other accounting literature. If we conclude that some or all aspects of the agreement are distinct and represent a transaction with a customer, we account for those aspects of the arrangement within the scope of ASC Topic 606,
Revenue from Contracts with Customers
, or ASC 606. Amounts that are owed by collaboration partners within the scope of ASC 808 are recognized as an offset to research and development expenses as such amounts are incurred by the collaboration partner. The amounts owed to a collaboration partner are classified as research and development expenses.
Our collaboration arrangements require us to acquire certain equipment for exclusive use in the joint operating activities. These equipment purchases do not have an alternative use and are therefore expensed as incurred within research and development expenses.
Our collaboration arrangements are further discussed in Note 7,
 Collaboration and License Agreements
.
Preclinical and Clinical Trial Accruals
As part of the process of preparing the financial statements, we are required to estimate expenses resulting from obligations under contracts with vendors, clinical research organizations and consultants. The financial terms of these contracts vary and may result in payment flows that do not match the periods over which materials or services are provided under such contracts.

We estimate clinical trial and research agreement-related expenses based on the services performed, pursuant to contracts with research institutions and clinical research organizations and other vendors that conduct clinical trials and research on our behalf. In accruing clinical and research-related fees, we estimate the time period over which services will be performed and activity expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, we will adjust the accrual accordingly. Payments made under these arrangements in advance of the receipt of the related services are recorded as prepaid expenses until the services are rendered.
Transactions with Related Parties
As outlined in Note 9,
 Related Party Agreements
, we have various agreements with related parties. Some are billed and settled in cash monthly. Others are billed quarterly and settled in cash the following month. Monthly accruals are made for all quarterly billing arrange
m
ents.
Lease Obligations
On January 1, 2019, we adopted ASC Topic 842,
Leases
, or ASC 842. We elected the following practical expedients, which must be elected as a package and applied consistently to all of its leases at the transition date (including those for which the entity is a lessee or a lessor): i) we did not reassess whether any expired or existing contracts are or contain leases; ii) we did not reassess the lease classification for any expired or existing leases (that is, all existing leases that were classified as operating leases in accordance with ASC 840 are classified as operating leases, and all existing leases that were classified as capital leases in accordance with ASC 840 are classified as finance leases); and iii) we did not reassess initial direct costs for any existing leases.
For contracts entered into on or after the effective date, we determine if an arrangement is, or contains, a lease at lease inception. Our assessment is based on: (1) whether the contract involves the use of a distinct identified asset; (2) whether we obtain the right to substantially all of the economic benefit from the use of the asset throughout the period; and (3) whether we have the right to direct the use of the asset. Leases entered into prior to January 1, 2019, which were accounted for under ASC 840,
Leases
, were not reassessed as we elected the package of practical expedients permitted under the transition guidance within ASC 842, which among other things, allowed us to carry forward the historical lease classification. We determine the lease term by assuming the exercise of renewal options that are reasonably assured. The exercise of lease renewal options is at our sole discretion. Several of our leases have renewal options, however, the exercise of renewal is only assured for two of our current Good Manufacturing Practices, or cGMP, facilities, where we have made significant improvements or extended the lease.
For all leases other than short-term leases, at the lease commencement date, a right-of-use
asset and a lease liability are recognized. The
right-of-use
asset represents the right to use the leased asset for the lease term. At lease commencement, leases are classified as either finance leases or operating leases. A lease is classified as a finance lease if any one of the following criteria are met: (1) the lease transfers ownership of the underlying asset by the end of the lease term; (2) the lease contains an option to purchase the underlying asset that is reasonably certain to be exercised; (3) the lease term is for a major part of the remaining economic life of the underlying asset; (4) the present value of the sum of the lease payments and any guaranteed residual value that is not already included in the lease payments equals or exceeds substantially all of the fair value of the underlying asset; or (5) the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. A lease is classified as an operating lease if it does not meet any one of these criteria.
We do not currently have any leases classified as finance leases. Our operating lease assets and liabilities are included in operating lease
right-of-use
assets, net
, and current and
non-current
o
perating lease liabilities
, respectively, on the combined consolidated balance sheets. At the commencement date, operating lease right-of-use
assets and operating lease liabilities are determined based on the present value of lease payments to be made over the lease term. As the rate implicit in lease contracts are not readily determinable, we utilize its incremental borrowing rate as a discount rate for purposes of determining the present value of lease payments, which is based on the estimated interest rate at which we could borrow on a collateralized basis the amount of the lease payments in the same currency, for a similar term, in a similar economic environment. To estimate its incremental borrowing rate, a credit rating applicable to the company is estimated using a synthetic credit rating analysis since we do not currently have a rating agency-based credit rating. Prospectively, we will remeasure the lease liability at the net present value of the remaining lease payments using the same incremental borrowing rate that was in effect as of the lease commencement or transition date. Operating lease right-of-use
assets also include any rent paid prior to the commencement date, less any lease incentives received, and initial direct costs incurred. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.
We have elected to combine our lease components (e.g., fixed payments including rent, real estate taxes and insurance costs) with non-lease
components (e.g., common-area maintenance costs and equipment maintenance costs) and as such, we account for lease and non-lease
components as a single component. Lease expense also includes amounts relating to variable lease payments. Variable lease payments include amounts relating to common area maintenance and real estate taxes.

We also elected not to recognize
right-of-use
assets and lease liabilities for qualifying short-term leases with an initial lease term of 12 months or less at lease inception. Such leases are expensed on a straight-line basis over the lease term. The lease term includes the non-cancellable
period of the lease and any additional periods covered by either options to renew or not to terminate when the company is reasonably certain to exercise.
The depreciable life of operating
right-of-use-assets
and leasehold improvements is limited by the expected lease term.
Income Taxes
We recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. We record valuation allowances to reduce deferred tax assets to the amount we believe is more likely than not to be realized.
We recognize uncertain tax positions when the position will be more likely than not upheld on examination by the taxing authorities based solely upon the technical merits of the positions. We recognize interest and penalties, if any, related to unrecognized income tax uncertainties in income tax expense. We did not have any accrued interest or penalties associated with uncertain tax positions as of December 31, 2020 and 2019.
We are subject to U.S. federal income tax, as well as income tax in Italy, South Korea, California and other states. To date, we have not been required to pay U.S. federal and state income taxes because of current and accumulated net operating losses. The federal returns for tax years 2017 through 2020 remain open to examination and the state returns remain subject to examination for tax years 2016 through 2020. Carryforward attributes that were generated in years where the statute of limitations is closed may still be adjusted upon examination by the Internal Revenue Service, or IRS, or other respective tax authorities. All other state jurisdictions remain open to examination. No income tax returns are currently under examination by taxing authorities.
Stock Repurchases
In November 2015, the board of directors approved a share repurchase program, or the 2015 Share Repurchase Program allowing the Chief Executive Officer, or CEO or Chief Financial Officer, on behalf of the company, to repurchase from time to time, in the open market or in privately negotiated transactions, up to $50.0 million of our outstanding shares of common stock, exclusive of any commissions, markups or expenses. The timing and amounts of any purchases were and will continue to be based on market conditions and other factors, including price, regulatory requirements and other corporate considerations. The 2015 Share Repurchase Program does not require the purchase of a minimum number of shares and may be suspended, modified or discontinued at any time without prior notice. We have financed, and expect to continue to finance, share repurchases with cash on hand. The shares are formally retired, through board approval upon repurchase. We have elected to account for the shares repurchased using the constructive retirement method. For shares repurchased in excess of par, we allocate the purchase price in excess of par value to accumulated deficit
, on the combined consolidated balance sheets. Our stock repurchase activity is discussed in Note 10, Stockholders’ (Deficit) Equity.
Revenue Recognition
On January 1, 2018, we adopted the provisions of ASC Topic 606,
Revenue from Contracts with Customers
, or ASC 606. This guidance requires that entities recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. We adopted ASC 606 on January 1, 2018 by recording the cumulative effect of the adoption on the accumulated deficit. We applied the new guidance to contracts that were not complete as of January 1, 2018. Implementation of ASC 606 did not have a material impact on our combined consolidated financial statements.
We have primarily generated revenues from non-exclusive license agreements related to our cell lines, the sale of our bioreactors and related consumables and grant programs. The nonexclusive license agreements with a limited number of pharmaceutical and biotechnology companies grant them the right to use our cell lines and intellectual property for non-clinical
use. These agreements generally include upfront fees and annual research license fees for such use, as well as commercial license fees for sales of the licensee products developed or manufactured using our intellectual property and cell lines. We have generated revenues from product sales of our proprietary
GMP-in-a-Box
bioreactors and related consumables to related parties. Additionally, we also generated revenues from grant programs with governmental agencies and other research institutions for the research and development provided.
A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in ASC 606. A contract’s transaction price is allocated to each distinct performance obligation based on relative standalone selling price and recognized as revenue when, or as, the performance obligation is satisfied.

Under our license agreements with customers, we typically promise to provide a license to use certain cell lines and related patents, the related know-how,
and future research and development data that affect the license. We have concluded that these promises represent one performance obligation due to the highly interrelated nature of the promises. We provide the cell lines and know-how
immediately upon entering into the contracts. Research and development data are provided throughout the term of the contract when and if available.
As discussed in Note 7,
Collaboration and License Agreements
, our license agreement with Precigen included a nonrefundable upfront payment of $0.4 million, received when we entered into the contract in 2010. In this instance, we determined that under ASC 606 it would be appropriate to recognize the initial milestone payment at a point in time, when we transferred the license. In this case, the intellectual property provided under the contract is functional intellectual property under ASC 606 and was determined to be a distinct performance obligation in the context of the arrangement. Prior to adoption, the upfront payment had been initially recorded as deferred revenue and was being recognized into revenue on a straight-line basis. As a result, upon adoption of ASC 606, we adjusted our accumulated deficit for the effects of recognizing revenue upfront for the initial milestone. The adjustment to accumulated deficit upon adoption was not material.
The license agreements may include
non-refundable
upfront payments, event-based milestone payments, sales-based royalty payments, or some combination of these. The event-based milestone payments represent variable consideration and we use the most likely amount method to estimate this variable consideration. Given the high degree of uncertainly around the achievement of these milestones, we do not recognize revenue from these milestone payments until the uncertainty associated with these payments is resolved. We currently estimate variable consideration related to milestone payments to be zero and, as such, no revenue has been recognized for milestone payments. We recognize revenue from sales-based royalty payments when or as the sales occur. On a quarterly basis, we re-evaluate
our estimate of milestone variable consideration to determine whether any amount should be included in the transaction price and recorded in revenue prospectively.
We also have sold our proprietary
GMP-in-a-Box
bioreactors and related consumables to affiliated companies. The arrangements typically include delivery of bioreactors, consumables, and providing installation service and perpetual software licenses for using the equipment. We recognize revenue when customers obtain control and can benefit from the promised goods or services, generally upon installation of the bioreactors, in an amount that reflects the consideration that we expect to receive in exchange for those goods or services. Upfront payments and fees are recorded as deferred revenue upon receipt and recognized as revenue when we satisfy our performance obligations under these arrangements.
Grant revenue is typically paid for reimbursable costs incurred over the duration of the associated research project or clinical trial and is recognized when expenses reimbursable under the grants have been incurred and payments under the grants become contractually due.
Upon adoption, we changed our accounting policy from accounting for milestone payments under the milestone method to accounting for variable consideration as discussed above. The change in accounting policy did not change any amounts in the financial statements because of the significant uncertainty surrounding the estimate of variable consideration for milestone payments.
To date, we have generated minimal revenue related to the
non-clinical
use of our cell lines and intellectual property. We have no products approved for commercial sale and we have not generated any revenue from product sales. If we fail to complete the development of our product candidates in a timely manner or fail to obtain regulatory approval for them, we may never be able to generate substantial future revenue.
Research and Development Costs
Major components of research and development costs include cash compensation and other personnel-related expenses, stock-based compensation, depreciation and amortization expense on research and development property and equipment and intangible assets, costs of preclinical studies, clinical trials costs, including contract research organizations, or CROs and related clinical manufacturing, including contract manufacturing organizations, or CMOs, costs of drug development, costs of materials and supplies, facilities cost, overhead costs, regulatory and compliance costs, and fees paid to consultants and other entities that conduct certain research and development activities on our behalf. Costs incurred in research and development are expensed as incurred.

Included in
Research and development
costs are clinical trial and research expenses based on the services performed pursuant to contracts with research institutions and clinical research organizations and other vendors that conduct clinical trials and research on our behalf. We record accruals for estimated costs under these contracts. When evaluating the adequacy of the accrued liabilities, we analyze the progress of the studies or clinical trials, including the phase or completion of events, invoices received, contracted costs and purchase orders. Significant judgments and estimates are made in determining the accrued balances at the end of any reporting period based on the facts and circumstances known at that time. Although we do not expect the estimates to be materially different from the amounts actually incurred, if the estimates of the status and timing of services performed differ from the actual status and timing of services performed, we may report amounts that are too high or too low in any particular period. Actual results could differ from our estimates. We adjust the accruals in the period when actual costs become known.
Stock-Based Compensation
We account for stock-based compensation under the provisions of FASB ASC Topic 718,
Compensation—Stock Compensation
, or ASC 718, which applies to share-based payments issued to employees and nonemployees in exchange for goods or services. Under ASC 718, the fair value of an equity-classified award is estimated on the grant date without regard to service or performance conditions. The grant date fair values for options and warrants are estimated using the Black-Scholes-Merton option pricing model, and the grant date fair values for restricted stock units, or RSUs, are based upon the closing market price of our common stock on the date of grant.
We use the straight-line method to recognize stock-based compensation expense for our outstanding share awards that do not contain a performance condition. For awards subject to performance-based vesting conditions, we assess the probability of the individual milestones under the award being achieved and stock-based compensation expense is recognized over the service period commencing once management believes the performance criteria is probable of being met. For awards with service or performance conditions, we recognize the effect of forfeitures in compensation cost in the period that the award was forfeited.
Litigation Costs
We expense legal fees as they are incurred.
Comprehensive Income (Loss)
Comprehensive income or loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner
sources. Comprehensive income or loss is composed of net income (loss) and other comprehensive income (loss). Our other comprehensive income or loss consists of unrealized gains and losses on marketable debt securities classified as available-for-sale,
net of income taxes and foreign currency translation adjustment.
Noncontrolling Interests
Noncontrolling interests are recorded for the entities that we consolidate but are not wholly-owned by the company. Noncontrolling interests are classified as a separate component of equity on the combined consolidated balance sheets and combined consolidated statements of stockholders’ (deficit) equity. Additionally, net loss attributable to noncontrolling interests is reflected separately from consolidated net loss on the combined consolidated statements of operations and the combined consolidated statements of stockholders’ (deficit) equity. We record the noncontrolling interests’ share of loss based on the percentage of ownership interest retained by the respective noncontrolling interest holders. Noncontrolling interests recorded on the combined consolidated financial statements result from NantCell’s share of GlobeImmune, Inc., or GlobeImmune, of which we control 69.1%, and Immunotherapy NANTibody, LLC, or NANTibody, of which we control 60% as of December 31, 2020 and 2019. Noncontrolling interest stockholders are common stockholders.
GlobeImmune was determined to be a VIE as it does not have sufficient equity investment at risk to finance its operations without additional subordinated financial support and we are deemed the primary beneficiary of GlobeImmune and, accordingly, consolidates GlobeImmune into the combined consolidated financial statements under the VIE model. NantCell also supports GlobeImmune through a promissory note agreement, in which NantCell provides advances to GlobeImmune from time to time up to $6.0 million with a per annum interest rate of five percent (5%). As of December 31, 2020 and 2019, respectively, NantCell had advanced $0 and $1.2 million, respectively, to GlobeImmune to support its operations.
GlobeImmune recognized $0 and $0.2 million of revenues for the years ended December 31, 2020 and 2019 respectively, and $2.0 million and $7.7 million of related operating expenses for the years ended December 31, 2020 and 2019 respectively. Combined consolidated balance sheets include approximately $0.5 million and $2.3 million of total assets and $0.3 million and $1.5 million of total liabilities as of December 31, 2020 and 2019, respectively, related to the GlobeImmune.

In addition, NantCell held a 68.5% ownership of Precision Biologics, Inc., or Precision Biologics, arising from its preferred stock investment. NantCell ended its investment in Precision Biologics pursuant to a final settlement agreement approved by the court in June 2019, and accordingly, NantCell deconsolidated the related assets, liabilities and noncontrolling interests of Precision Biologics. The disposition of this investment resulted in a reduction of $18.4 million in noncontrolling interests during the year ended December 31, 2019. See Note 8
Commitments and Contingencies
for additional information.
Foreign Currencies
We have operations and holds assets in Italy and South Korea. The functional currency of the subsidiary in Italy is the Euro, based on the nature of the transactions occurring within this entity, and accordingly, assets and liabilities of this subsidiary are translated into U.S. dollar at exchange rates prevailing as of the balance sheet dates, while the operating results are translated into U.S. dollars using the average exchange rates for the period correlating with those operating results. Adjustments resulting from translating the financial statements of the foreign subsidiary into the U.S. dollar are recorded as a component of o ther comprehensive income (loss),
on the combined consolidated statements of comprehensive loss. Transaction gains and losses are recorded in o ther income (expense), net
on the combined consolidated statements of operations.
Basic and Diluted Net Loss per Share of Common Stock
Basic net loss per share is calculated by dividing the net loss attributable to ImmunityBio common stockholders by the weighted-average number of common shares outstanding for the period. Diluted loss per share is computed by dividing net loss attributable to ImmunityBio common stockholders by the weighted-average number of common shares, including the number of additional shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.
For all periods presented, potentially dilutive securities are excluded from the computation of fully diluted loss per share as their effect is anti-dilutive. The following table details those securities that have been excluded from the computation of potentially dilutive securities:

	As of December 31,
	2020	2019
Outstanding options	4,996,284	6,080,483
Outstanding RSUs	466,842	1,155,808
Outstanding related party warrants	1,638,000	1,638,000

Total	7,101,126	8,874,291

Amounts in the table above reflect the common stock equivalents of the noted instruments.
Segment and Geographic Information
Operating segments are defined as components of an enterprise (business activity from which it earns revenue and incurs expenses) for which discrete financial information is available and regularly reviewed by the chief operating decision-maker, or CODM, in deciding how to allocate resources and in assessing performance. Our CODM is our Chief Executive Officer, or CEO. We view our operations and manage our business as two operating segments. We have concluded that our two operating segments meet all three criteria required by ASC Topic 280,
Segment Reporting
, to be aggregated into one reportable segment. The aggregation of our two operating segments into one reportable segment is consistent with the objectives and basic principles of ASC 280. Our two operating segments have similar economic characteristics and are both similar with respect to the five qualitative characteristics specified in ASC 280. Accordingly, we do not have separately reportable segments as defined by ASC 280.

We generate a portion of its revenues from outside of the U.S. Information about our revenues from the different geographic regions for the years ended December 31, 2020, and 2019 is as follows (in thousands):

	For the Year Ended December 31,
	2020	2019
United States	$513	$1,997
Europe	92	205

Total	$605	$2,202

Recent Accounting Pronouncements
Application of New or Revised Accounting Standards – Adopted
In November 2018, the FASB issued Accounting Standards Update, or ASU,
No. 2018-18,
Collaborative Arrangements
 (Topic
 808):
 Clarifying the Interaction between Topic
 808 and Topic
 606
(ASU 2018-18).
ASU 2018-18
clarifies when certain transactions between collaborative arrangement participants should be accounted for as revenue under ASC Topic 606. It also specifically addresses when the participant should be considered a customer in the context of a unit of account; adds a unit of account guidance in ASC 808 to align with guidance in ASC 606; and precludes presenting revenue from a collaborative arrangement together with revenue recognized under ASC 606 if the collaborative arrangement participant is not a customer. This standard is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years with early adoption permitted. We adopted
ASU 2018-18,
as required, in the quarter ended March 31, 2020. We are a party to several collaboration arrangements as further discussed in Note 7,
 Collaboration and License Agreements
, however, adoption of
ASU 2018-18
did not have an impact on our combined consolidated financial statements because the counterparties to our collaboration agreements do not meet the definition of a customer.
In December 2019, the FASB issued
ASU 2019-12,
 Simplifying the Accounting for Income Taxes
, or
ASU 2019-12.
The amendments in
ASU 2019-12
include removing the exception to the incremental approach for intraperiod tax allocation when there is a loss from continuing operations and income or a gain from other items (e.g., discontinued operations or other comprehensive income), and the exception to the general methodology for calculating income taxes in an interim period when a year-to-date
loss exceeds the anticipated loss for the year.
ASU 2019-12
also amends other aspects of accounting for income taxes to help simplify and promote consistent application of U.S. GAAP. The guidance is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. We early adopted
ASU 2019-12
effective January 1, 2020, and it did not have a material impact on our combined consolidated financial statements. Although our adoption of
ASU 2019-12
did not have a material impact on our combined consolidated financial statements during the year ended December 31, 2020, it may have a material impact on our combined consolidated financial statements in future periods due to the removal of the exceptions discussed above. The amendments related to intraperiod tax allocation and the amendment related to calculating income taxes in an interim period when a year-to-date
loss exceeds the anticipated loss for the year were applied prospectively.
Application of New or Revised Accounting Standards – Not Yet Adopted
In June 2016, the FASB issued
ASU 2016-13,
 Financial Instruments—Credit Losses (Topic 326):
 Measurement of Credit Losses on Financial Instruments
. The FASB subsequently issued amendments to
ASU 2016-13,
which have the same effective date and transition dates as described below. The new guidance supersedes existing U.S. GAAP for measuring and recording of credit losses on financial assets measured at amortized cost by replacing the incurred-loss model with an expected-loss model. Accordingly, these financial assets will be presented at the net amount expected to be collected. This new standard also requires that credit losses related to available-for-sale
debt securities be recorded as an allowance through net income rather than reducing the carrying amount under the current, other-than-temporary-impairment model. For public business entities that meet the definition of a Securities and Exchange Commission, or SEC, filer, except entities that are eligible to be a smaller reporting company as defined by the SEC, the standard is effective for annual periods beginning after December 15, 2019, and interim periods therein. For all other entities, the standard is effective for annual periods beginning after December 15, 2022, and interim periods therein. Early adoption is permitted for all entities for annual periods beginning after December 15, 2018. With certain exceptions, adjustments are to be applied using a modified-retrospective approach by reflecting adjustments through a cumulative-effect impact on retained earnings as of the beginning of the fiscal year of adoption. We continue to evaluate the impact that this new standard and its related amendments will have on our combined consolidated financial statements and we do not intend to early adopt this new standard.
Other recent authoritative guidance issued by the FASB (including technical corrections to the ASC), the American Institute of Certified Public Accountants, and the SEC during the three months ended December 31, 2020 did not, or are not expected to, have a material effect on our combined consolidated financial statements.

3.     Financial Statement Details
Prepaid expenses and other current assets
As of December 31, 2020 and 2019, prepaid expenses and other current assets consist of the following (in thousands):

	As of December 31,
	2020	2019
Prepaid preclinical and clinical trial services - with related party (Note 9)	$4,626	$1,021
Insurance claim receivable	2,518	6,384
Insurance premium financing asset	1,421	757
Prepaid manufacturing services	—	1,919
Prepaid insurance	1,365	793
Prepaid services	1,294	570
Prepaid license fees	801	614
Interest receivable - marketable debt securities	473	222
Grant receivable	—	402
Prepaid equipment maintenance	243	251
Prepaid supplies - with related party (Note 9)	143	—
Laboratory equipment deposit	66	—
Prepaid rent	52	392
Other	647	677

Prepaid expenses and other current assets	$13,649	$14,002

We have reflected our right to insurance recoveries, limited to the extent of incurred or probable losses, as a receivable when such recoveries have been agreed to with our third-party insurers and receipt is deemed probable. This includes instances where our third-party insurers have agreed to pay, on our behalf, certain legal defense costs and settlement amounts directly to applicable law firms and a settlement fund. Our insurance claims receivable as of December 31, 2020 and 2019 were $2.5 million and $6.4 million, respectively, for the insurance recovery of legal costs, which were included in s elling, general and administrative expense
on the combined consolidated statements of operations.
Property, plant and equipment, net
As of December 31, 2020 and 2019, property, plant and equipment, net, consist of the following (in thousands):

	As of December 31,
	2020	2019
Leasehold improvements	$52,251	$51,314
Equipment	34,738	32,885
Buildings	22,690	22,872
Software	2,376	2,282
Furniture & fixtures	1,015	948
Construction in progress	1,333	1,333

Subtotal	114,403	111,634
Less: accumulated depreciation	(41,862)	(28,165)

Property and equipment, net	$72,541	$83,469

During the year ended December 31, 2019, as a result of laboratory relocation, assets with a cost of $1.5 million and accumulated depreciation of $0.6 million were disposed of for proceeds of $0.2 million, resulting in a loss on disposal of $0.7 million, which was included in o ther income (expense), net
on the combined consolidated statement of operations
.
Depreciation expense totaled $13.1 million and $13.2 million for the years ended December 31, 2020 and 2019, respectively.
Intangible assets, net
Our intangible assets consist of acquired
in-process
research and development not subject to amortization, and other intangible assets subject to amortization.
Our indefinite-lived
in-process
research and development, or IPR&D, intangible assets were obtained from business acquisitions. In October 2020, we determined to discontinue the LMP1 and LMP/IPS programs based on the results gathered from preclinical data during the third quarter of 2020. As a result, the carrying value of the IPR&D relating to the LMP1 and LMP/IPS program was written down to zero and we recorded an impairment charge of $10.7 million within r esearch and development expenses
on the combined consolidated statements of operations during the year ended December 31, 2020. No such charges were recorded during the year ended December 31, 2019.
Our amortizable intangible asset was related to a technology license acquired during 2015, which was fully amortized as of March 31, 2019. Amortization expense of $0.6 million during the year ended December 31, 2019 was included in r esearch and
development expense on the combined consolidated statements of operations.
Convertible note receivable
On June 27, 2016, we executed a convertible promissory note with Riptide Bioscience, Inc., or Riptide, and advanced Riptide a principal amount of $5.0 million. The note bears interest at a per annum rate of five percent (5%). The original term of the promissory note requires that the entire unpaid principal amount and all unpaid accrued interest shall become fully due and payable upon the earlier of (i) the three (3) year anniversary of the issuance date, and (ii) when we accelerate the maturity of the note upon the occurrence of an event of default. In the event of qualified financing, the outstanding principal amount and unpaid accrued interest automatically convert into the most senior class of preferred stock sold in such qualified financing at a 25% discount to the price per share paid for such preferred stock. In addition, in the event of a change in control, we have the option to be paid in cash or to convert, immediately prior to the closing of such transaction, the outstanding indebtedness into Riptide’s most senior class of equity securities at a 25% discount to the price per share paid for such equity securities in such transaction.
Concurrent with the transaction, we entered into an exclusive license agreement with Riptide to obtain worldwide exclusive rights, with the right to sublicense, certain know-how
related to
RP-182,
RP-233
and
RP-183.
We are required to pay a single-digit royalty on net sales of the licensed products on a country-by-country
basis. Pursuant to the license agreement, we are also required to make cash milestone payments upon successful completion of certain clinical, regulatory and commercial milestones up to an aggregated amount of $47.0 million for the first three indications of the licensed product with a maximum payment amount of $100.0 million.
On March 25, 2019, we and Riptide entered into a first amendment to the convertible promissory note. Under the agreement, we extended the maturity of the promissory note to the earlier of, a) the later of, i) the completion of non-clinical
IND enabling studies by the company, or ii) December 31, 2020; and b) when we accelerate the maturity of the note upon the occurrence of an event of default. No other terms and conditions of the promissory note were modified. Concurrently, we also entered into a first amendment to the exclusive license agreement with Riptide and extended the achievement dates for certain clinical trial milestones related to the licensed products. This option for receiving a 25% discount was determined to have an immaterial value at inception and life to date of the note, as the probability of a future qualifying event is remote. All other terms and conditions of the license agreement continued in full force and effect. We are still in the process of completing non-clinical
IND enabling studies as of December 31, 2020, and as such, this promissory note is still outstanding. The convertible note receivable balance was $6.1 million and $5.9 million, which included accrued interest of $1.1 million and $0.9 million as of December 31, 2020 and 2019, respectively.
Other assets
As of December 31, 2020 and 2019, other assets consist of the following (in thousands):

	As of December 31,
	2020	2019
VAT receivable	$864	$697
Security deposits	634	240
Prepaid software license fees	455	—
Restricted cash	179	179
Prepaid preclinical and clinical trial services - with related party (Note 9)	92	4,075
Due from related party	51	19
Others	323	308

Other assets	$2,598	$5,518

Restricted cash is comprised of a certificate of deposit that serves as collateral for a letter of credit required by our landlord as a security deposit related to our facility in San Diego, California.

Accrued expenses and other liabilities
As of December 31, 2020 and 2019, accrued expenses and other liabilities consist of the following (in thousands):

	As of December 31,
	2020	2019
Accrued professional and service fees	$7,668	$3,943
Accrued dissenting shares (Note 8)	6,769	6,335
Accrued bonus	5,288	4,121
Accrued preclinical and clinical trial costs	4,339	2,444
Accrued research and development costs	4,002	392
Accrued compensation	3,891	2,777
Financing obligation - current portion	1,421	757
Accrued contingent consideration payable	856	786
Accrued laboratory equipment and supplies	641	640
Accrued capital expenditures	337	—
Deferred revenue	270	162
Accrued franchise, sales, use and property taxes	103	200
Accrued other	1,186	928

Accrued expenses and other liabilities	$36,771	$23,485

Interest and Interest and Investment income, net
Net investment income included the following for the years ended December 31, 2020 and 2019 (in thousands):

	For the Year Ended December 31,
	2020	2019
Interest income	$1,725	$2,764
Unrealized gain (loss) from equity securities	$1,577	$(321)
Investment (amortization expense) accretion income, net	(858)	3
Net realized (losses) on investments	(9)	(4)

	$2,435	$2,442

Interest income includes interest from marketable securities, notes receivable, other assets, and interest from bank deposits. We did not recognize an impairment loss on any investments during the years ended December 31, 2020 and 2019.
4.
    Non-marketable
Equity Investment
In March 2017, we participated in a Series B convertible preferred stock financing and invested $
8.5
 million in Viracta Therapeutics, Inc., or Viracta, a clinical stage drug development company, which was initially recorded at cost. In May 2017, we executed an exclusive worldwide license with Viracta to develop and commercialize Viracta’s proprietary histone deacetylase inhibitor drug candidate for use in combination with natural killer cell therapy and possibly additional therapies. See Note 7,
 Collaboration and License Agreements – Royalties and
In-licensing
Agreements – Viracta License Agreement
, for further information.
In June 2018, Viracta executed a 2018 Note and Warrant Purchase Agreement with existing and new investors, including us. The initial closing under the Purchase Agreement occurred in June 2018, at which point we purchased a convertible note for $0.4 million, which under certain circumstances was convertible into preferred stock of Viracta, and a warrant to purchase Viracta’s common shares. The convertible note accrued interest at 8% and had a one-year
maturity date. In September 2018, a milestone closing under the Purchase Agreement occurred, at which point we purchased an additional convertible note for $0.4 million, which under certain circumstances was convertible into preferred stock of Viracta, and a warrant to purchase Viracta’s common shares. The convertible note accrued interest at 8% and had a one
-year
maturity date. We classified the convertible notes as
held-to-maturity
notes receivable on the combined consolidated balance sheets. Effective January 31, 2019, the notes, together with accrued interest then outstanding, were converted to Series B preferred stock resulting in an increase to our investment in Viracta’s Series B convertible preferred stock of $0.8 million. In May 2019, we exercised warrants to acquire 253,120 shares of Viracta common stock.
Based on the level of equity investment at risk, Viracta is not a VIE and therefore is not consolidated under the VIE model. In addition, we do not hold a controlling financial interest in Viracta, and therefore we do not consolidate Viracta under the voting interest model. As the preferred stock is not considered in-substance
common stock, the investment is not within the scope of accounting for the investment under the equity method. As the preferred stock does not have a readily determinable fair value and does not qualify for the practical expedient to estimate fair value in accordance with ASC 820, we have elected to apply the measurement alternative under ASC 321, pursuant to which we measure our investment in Viracta at cost, less impairment, adjusted for observable price changes in an orderly market for an identical or similar investment of the same issuer, with such changes recognized on the combined consolidated statements of operations. Some factors we may consider in the impairment analysis include the extent to which the security has been in an unrealized loss position, the change in the financial condition and near-term prospects of the issuer, as well as security and industry-specific economic conditions.
As of December 31, 2020, our fair value assessment indicated that the recent offering of Viracta’s Series E preferred shares, at a lower offering price per share than the per share carrying amount of our investment in Viracta, is a directional indicator representing an observable price change in an orderly transaction for a similar investment. On December 31, 2020, we reduced the carrying value by $1.4 million due to the observable price change, which was included in other income (expenses), net
, on the combined consolidated statements of operations. On a cumulative basis, we have recognized a reduction in carrying value of $1.4 million. As of December 31, 2020, the carrying value of our investment in Viracta, which is reflected in equity investment on the combined consolidated balance sheets, totaled $
7.8
million.
5.     Financial Instruments
Investments in Marketable Debt Securities
As of December 31, 2020, the amortized cost, gross unrealized gains, gross unrealized losses and fair values of marketable debt securities which were considered as available-for-sale,
by type of security were as follows (in thousands):

	December 31, 2020
	Weighted- Average Remaining Contractual Life (in years)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Current:
Corporate debt securities	0.3	$54,789	$2	$(19)	$54,772
Mutual funds		35	2	—	37

Current portion		54,824	4	(19)	54,809
Noncurrent:
Foreign bonds	5.7	861	89	—	950

Noncurrent portion		861	89	—	950

Total		$55,685	$93	$(19)	$55,759

On December 31, 2019, the amortized cost, gross unrealized gains, gross unrealized losses and fair values of marketable debt securities which were considered as available-for-sale,
by type of security were as follows (in thousands):

	December 31, 2019
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Current:
Corporate debt securities	$32,382	$10	$(3)	$32,389
Foreign government bonds	1,007	—	—	1,007
Government-sponsored securities	2,752	—	(4)	2,748
Mutual funds	36	—	—	36

Current portion	36,177	10	(7)	36,180
Noncurrent:
Corporate debt securities	1,501	—	(4)	1,497
Foreign bonds	664	—	—	664

Noncurrent portion	2,165	—	(4)	2,161

Total	$38,342	$10	$(11)	$38,341

Accumulated unrealized losses on debt securities classified as available-for-sale
that have been in a continuous loss position for less than 12months and for more than 12months as of December 31, 2020 and 2019, were as follows (in thousands):

	December 31, 2020
	Less than 12 months		More than 12 months
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
Corporate debt securities	$42,762	$(19)	$—	$—

Total	$42,762	$(19)	$—	$—

	December 31, 2019
	Less than 12 months		More than 12 months
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
Corporate debt securities	$11,021	$(3)	$1,497	$(4)
Government-sponsored securities	—	—	2,748	(4)

Total	$11,021	$(3)	$4,245	$(8)

We review all
available-for-sale
investments for other-than-temporary declines in fair value below its cost basis each quarter and whenever events or changes in circumstances indicate that the cost basis of an asset may not be recoverable. The evaluation is based on a number of factors, including the length of time and the extent to which the fair value has been below their cost basis as well as adverse conditions related specifically to the security, such as any changes to the credit rating of the security and the intent to sell or whether we will more likely than not be required to sell the security before recovery of its amortized cost basis. As of December 31, 2020, a total of 34 of the securities were in an unrealized loss position. We evaluated our securities for other-than-temporary impairment and concluded that the decline in value was primarily caused by current economic and market conditions. We do not intend to sell the investments and it is not more likely than not that we will be required to sell the investments before recovery of their amortized cost bases. Therefore, we did not recognize any other-than-temporary impairment losses during the years ended December 31, 2020 and 2019.
We recognized realized gains and losses on sales of
available-for-sale
debt securities as follows (in thousands):

	Gross Realized Gains	Gross Realized Losses	Net Realized Gains (Losses)
2020	$4	$(13)	$(9)
2019	$4	$(8)	$(4)
Marketable Equity Securities
We held investments in marketable equity securities with readily determinable fair values of $6.3 million and $3.4 million as of December 31, 2020 and 2019, respectively, which were included in marketable securities
on the combined consolidated balance sheets. For the years ended December 31, 2020 and 2019, we recognized net unrealized gains of $3.0 million and losses of $0.3 million, respectively which were included in the interest and investment income, net
on the combined consolidated statements of operations. Gains and losses recognized on equity securities with readily determinable fair values, including gains and losses recognized on sales, were not material for the years ended December 31, 2020 and 2019.
6.     Fair Value Measurements
Fair value is defined as an exit price that would be received from the sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Authoritative guidance establishes a three-level hierarchy for disclosure that is based on the extent and level of judgment used to estimate the fair value of assets and liabilities.

Recurring Valuations
Financial assets and liabilities measured at fair value on a recurring basis are summarized below as of December 31, 2020 and 2019 (in thousands):

	Fair Value Measurements as of December 31, 2020
	Total	Level 1	Level 2	Level 3
Assets:
Current:
Cash and cash equivalents	$34,915	$34,915	$—	$—
Mutual funds	37	37	—	—
Equity securities	6,337	6,337	—	—
Corporate debt securities	54,772	—	54,772	—
Noncurrent:
Foreign bonds	950	950	—	—

Total assets measured at fair value	$97,011	$42,239	$54,772	$—

Liabilities:
Contingent consideration obligation (1)	$(972)	$—	$—	$(972)

	Fair Value Measurements as of December 31, 2019
	Total	Level 1	Level 2	Level 3
Assets:
Current:
Cash and cash equivalents	$75,801	$75,801	$—	$—
Corporate debt securities	32,389	—	32,389	—
Foreign government bonds	1,007	—	1,007	—
Government-sponsored securities	2,748	—	2,748	—
Mutual funds	36	36	—	—
Equity securities	3,355	3,355	—	—
Noncurrent:
Corporate debt securities	2,161	664	1,497	—

Total assets measured at fair value	$117,497	$79,856	$37,641	$—

Liabilities:
Contingent consideration obligation (1)	$(1,725)	$—	$—	$(1,725)

(1)
The contingent consideration obligations were related to the acquisitions of VivaBioCell, S.p.A., or VivaBioCell, and Receptome, LLC, or Receptome. The contingent consideration obligations are recorded at their estimated fair values and are revalued each reporting period until the related contingencies are resolved. The fair value measurements of these obligations are based on significant inputs not observable in the market (a Level 3 measurement within the fair value hierarchy) and are reviewed periodically by management. These inputs include the estimated probabilities and timing of achieving specified development and sales milestones, as well as the discount rate used to determine the present value of these milestones. Contingent considerations may change significantly as development progresses and additional data are obtained. Significant changes that would increase or decrease the probabilities or timing of achieving the development and sales milestones would result in a corresponding increase or decrease in the fair value of the contingent consideration obligations, which would be recognized on the combined consolidated statements of operations. During the year ended December 31, 2019, a contingent milestone had been reached which resulted in the recognition of a $0.8 million contingent consideration fair value adjustment which was included in accrued
expenses and other current liabilities
on the combined consolidated balance sheets. See Note 8
Commitments and Contingencies
for additional information.

Changes in the carrying amount of contingent consideration obligations were as follows (in thousands):

	Year ended December 31,
	2020	2019
Fair value, beginning of the year	$(1,725)	$(1,004)
Consideration payable	—	(786)
Net changes in fair value	753	65

Fair value, end of the year	$(972)	$(1,725)

7.     Collaboration and License Agreements
National Cancer Institute
In May 2015, Etubics Corporation, or Etubics, entered into a Cooperative Research and Development Agreement, or CRADA, with the U.S. Department of Health and Human Services, as represented by the National Cancer Institute of the National Institutes of Health, or NCI, to collaborate on the preclinical and clinical development of an adenovirus technology expressing tumor-associated antigens for cancer immunotherapy. In January 2016, we acquired all of the outstanding equity interests in Etubics and Etubics became a wholly-owned subsidiary.
Effective January 2018, we assumed the CRADA and it was amended to cover a collaboration for the preclinical and clinical development of our proprietary yeast-based tarmogens expressing tumor-associated antigens and proprietary adenovirus technology expressing tumor-associated antigens for cancer immunotherapy. Pursuant to the CRADA, NCI provides scientific staff and other support necessary to conduct research and related activities as described in the CRADA.
During the term of the CRADA, we are required to make annual payments of $0.6 million to the NCI for support of research activities. We made payments of $0.6 million and $0.6 million for the years ended December 31, 2020 and 2019, respectively.
In February 2018, we entered into an amendment to a CRADA with NCI that was originally executed between NCI and Amgen, Inc., or Amgen, in May 2012 and subsequently assigned by Amgen to the company effective as of December 17, 2015. The research goal of this CRADA, as amended, is for the non-clinical
and clinical development of ganitumab, our licensed monoclonal antibody targeting insulin-like growth factor one receptor, to evaluate its safety and efficacy in patients with hematological malignancies and solid tumors. The CRADA has a five
-year
term commencing
February 20, 2018
and expiring on
February 20, 2023
.
During the term of the agreement, we are required to make minimum annual payments of $0.2 million to NCI for support of research activities and additional payments for the clinical trials based on the scope and phase of the clinical trials. The unpaid research and development expense was estimated at $0.6 million and $0.3 million as of December 31, 2020 and 2019, respectively.
Each CRADA may be terminated at any time upon the mutual written consent of the company and NCI. Either party may unilaterally terminate either of the CRADAs at any time by providing written notice to the other party at least 60 days before the desired termination date.
Pursuant to the terms of the CRADAs, we have an option to elect to negotiate an exclusive or non-exclusive
commercialization license to any inventions discovered in the performance of either of the CRADAs, whether solely by an NCI employee or jointly with a Company employee for which a patent application has been filed. The parties jointly own any inventions and materials that are jointly produced by employees of both parties in the course of performing activities under the CRADAs.
Royalties and
In-licensing
Agreements
Viracta License Agreement
In May 2017, we entered into an agreement with Viracta under which we were granted exclusive worldwide rights to Viracta’s phase II drug candidate,
VRx-3996,
for use in combination with our platform of NK cell therapies. In consideration for the license, we are obligated to pay to
Viracta (i) mid-single
digit percentage royalties of net sales of licensed products for therapeutic use; and (ii) milestone payments ranging from $10.0 million to $25.0 million for various regulatory approvals and cumulative net sales levels. We may terminate the agreement, at our sole discretion, in whole or on a product by product and/or country by country basis, at any time upon 90 days’ prior written notice. In addition, either party may terminate the agreement in the event of a material breach or for bankruptcy of the other party. To date, we have not had incurred any royalty or milestone payment obligations under this agreement, including during the years ended December 31, 2020 and 2019.
Fox Chase Cancer Center License Agreement
In 2004 and amended in 2008, we entered into an exclusive license agreement with Fox Chase Cancer Center, or Fox Chase, for the exclusive, worldwide right to certain patents and know-how
pertaining to CD16 receptor-bearing
NK-92 cell
lines. In consideration for this exclusive license, we agreed to pay Fox Chase (i) low single-digit percentage royalties on net sales of licensed products for therapeutic and diagnostic use; and
(ii) mid-twenties
percentage royalties on any compensation we receive from sublicensees. To date, we have not incurred any royalty obligations under this agreement, including during the years ended December 31, 2020 and 2019.

Rush University Medical Center License Agreement
In 2004, we entered into a
12-year
licensing agreement with Rush University Medical Center for the exclusive rights to license and grant sublicenses of certain intellectual property related to the clinical use of
NK-92.
We are required to pay low to
mid-single
digit percentage royalties on net sales depending upon the various fields of studies and other factors. We were required to pay a minimum annual royalty of $25,000. The Rush University Medical Center License Agreement also provides for payments in the aggregate amount of $2.5 million upon we achieving various milestones, including upon (i) the completion of phase II clinical trial associated with the licensed intellectual property; (ii) the approval by the FDA of a new drug application for a licensed product; and (iii) the first year that sales of the licensed product equal or exceeds $0.3 million. The license had a term of 12 years from 2006, the year in which royalty payments were first made, and included customary termination rights for both parties. Beginning in 2018, this license converted to a perpetual, irrevocable, fully-paid, royalty-free, exclusive license. No milestones were met during the years ended December 31, 2020 and 2019.
GlobeImmune Exclusive License Agreement
In January 2020, we entered into an exclusive licensing agreement with GlobeImmune, a consolidated entity, pursuant to which we obtained worldwide, exclusive licenses under certain patents, know-how,
and other intellectual property to use, research, develop and commercialize products with GlobeImmune’s
COVID-19
vaccine program, other tarmogen-based programs, and neoepitopes programs in exchange for a license fee for the first two years of the agreement totaling $1.2 million, up to $345.0 million in milestone payments related to the successful completion of clinical and regulatory milestones and up to $240.0 million in total milestone payments based on licensed product net sales milestones, and a royalty on net sales of licensed products, on a product-by-product
basis ranging in percentage from the
mid-single
digits to the
mid-teens.
We may terminate this agreement, in whole or on a
licensed-product-by-licensed-product
and/or
country-by-country
basis, at any time upon 60 days’ written notice to GlobeImmune. In addition, either party may terminate the agreement in the event of a material breach by, or bankruptcy of, the other party.
Cancer Therapeutics Laboratories, Inc.
Exclusive License Agreement
In April 2016, we entered into an exclusive license agreement with Cancer Therapeutics Laboratories, Inc., or CTL, pursuant to which we obtained a worldwide, exclusive license under CTL’s applicable intellectual property to use, research and develop certain of CTL’s antibody materials, including cell lines, antibody sequences, cDNA and bacterial and/or cell clones relating to certain specified CTL antibodies, and to commercialize the resulting licensed products for all applications, in exchange for consideration that includes a $5.0 million upfront cash payment, up to $10.0 million in total milestone payments based on the successful completion of clinical and regulatory milestones (15% of which is payable in cash and the remaining 85% is payable in shares of our common stock) and a low single-digit percentage royalty on net sales of the resulting licensed products. We may terminate this agreement, in whole or on a licensed-product-by-licensed-product
and/or
country-by-country
basis, at any time upon 60 days’ written notice to CTL. In addition, either party may terminate the agreement in the event of a material bankruptcy of the other party. No payments related to this agreement became due during the years ended December 31, 2020 and 2019.
CytRx Corporation
Exclusive License Agreement
In July 2017, we entered into an exclusive license agreement with CytRx Corporation, or CytRx, pursuant to which we obtained a royalty-bearing, exclusive, worldwide license, with the right to sublicense, CytRx’s applicable intellectual property to research, develop and commercialize aldoxorubicin for all indications. Under the terms of the license agreement, CytRx is entitled to receive up to $346.0 million in milestone payments related to regulatory approvals and commercial milestones for aldoxorubicin. In addition, CytRx will receive increasing low double-digit percentage royalties on net sales of aldoxorubicin for the treatment of soft tissue sarcomas and mid-to-high
single-digit percentage royalties on net sales of aldoxorubicin for all other indications. We may terminate the agreement in its entirety at any time upon 12 months’ written notice to CytRx. In addition, either party may terminate the agreement in the event of a material breach by or bankruptcy of the other party. No payments related to this agreement became due during the years ended December 31, 2020 and 2019.
iosBio Ltd. Exclusive License Agreement
In August 2020, we executed an exclusive license agreement with iosBio Ltd., formerly Stabilitech Biopharma Ltd. (“iosBio”), pursuant to which we and our affiliates will receive an exclusive, worldwide license to certain of iosBio’s intellectual property rights relating to the
SARS-CoV-2
and successor vaccine candidates. In return, we are required to pay mid-to-high single-digit royalties on net sales of the resulting licensed products. Concurrently we entered into a non-exclusive
license agreement with iosBio, which grants to iosBio and its affiliates a non-exclusive,
worldwide license under the intellectual property and technology relating to our adenovirus constructs for the prevention and treatment of shingles and other infectious disease targets to be mutually agreed by the parties in good faith. As of December 31, 2020, we accrued $0.5 million payable to iosBio for reimbursable costs related to the clinical trial activities initiated by iosBio, which was included in the a ccrued expenses and other liabilities
on the combined consolidated balance sheets.

Out-Licensing
Agreement
Precigen (formerly known as Intrexon) License Agreement
In February 2010, we entered into a
17-year
license agreement with Precigen Corporation, Inc., or Precigen, pursuant to which we granted to Precigen a non-exclusive,
worldwide, sublicensable license to research and sell products under certain patents relating to modified
NK-92 cells
that express Precigen’s proprietary gene sequences for use as a therapeutic and prophylactic agent in humans in specified therapeutic areas. In consideration for the license agreement, Precigen paid us a one-time
fee of $0.4 million. Prior to our adoption of ASC 606 at the beginning of 2018, this upfront payment had initially been recorded as deferred revenue and was being recognized into revenue on a straight-line basis. Upon our adoption of ASC 606, we adjusted our accumulated deficit in an amount equal to the then remaining deferred revenue after concluding that under ASC 606 the upfront payment would have been recognized when the license was transferred in 2010. Precigen will pay the following milestone payments: $0.1 million upon the first IND filing; $0.1 million upon the commencement of the first phase II clinical trial; $0.4 million upon the commencement of the first phase III clinical trial; and $0.5 million upon the first commercial sale relating to the licensed products. Precigen is obligated to pay us a low single digit percentage royalty based on net sales of the licensed products by Precigen and a mid-teen
percentage royalty based on revenues received by Precigen in connection with sublicenses of the licensed products. No milestone payments were due or received in the years ended December 31, 2020 and 2019, and, therefore, we did not record any milestone revenue for any of those years on the combined consolidated statements of operations.
8.     Commitments and Contingencies
Funding Commitments
We are a party to various agreements, principally relating to licensed technology that requires future payments relating to milestones that may be met in subsequent periods or royalties on future sales of specific licensed products. We may be obligated to make future development, regulatory and commercial milestone payments and royalty payments on future sales of specific products associated with our collaboration and license agreements. Payments under these agreements generally become due and payable upon achievement of such milestones or sales. When the achievement of these milestones or sales has not occurred, such contingencies are not recorded on our combined consolidated financial statements. See Note 7
Collaboration and License Agreements
for further information.
Contractual Obligations - Leases
On January 1, 2019, we adopted the new lease accounting guidance as discussed in further detail in Note 2,
Summary of Significant Accounting Policies-Lease Obligations
. The most significant change requires us to record the present value of operating lease payments as right-of-use
assets and lease liabilities on our balance sheets. We adopted the new guidance using the simplified transition approach. As a result, reporting periods beginning on January 1, 2019 are presented under the new guidance.
The adoption of the new lease accounting guidance had a substantial impact on our combined consolidated balance sheets. The most significant impacts were (1) the recognition of $23.4 million of operating lease right-of-use
assets, net, and $27.3 million of operating lease liabilities, and (2) the derecognition of assets and liabilities associated with build-to-suit
leases under ASC 840, resulting in the derecognition of property, plant and equipment, net, of $9.9 million and net adjustments to related liabilities of $9.2 million. The build-to-suit
leases were recorded as normal operating leases under ASC 842. The difference between the excess of build-to-suit
related liabilities and assets of $0.7 million was recorded as an increase to our accumulated deficit. The cumulative-effect adjustment had no tax impact due to the valuation allowance against the gross deferred tax asset less reversing deferred tax liabilities. Adoption of this standard had no material impact on our results of operations and cash flows.
Lease Arrangements
Substantially all of our operating lease
right-of-use
assets and operating lease liabilities relate to facilities leases. We have leases in multiple facilities across the U.S. and Italy, including El Segundo, California (general corporate and administrative activities, research and development and regulatory from related parties); San Diego, California (research facility and office space); Culver City, California (research and manufacturing space from a related party); Torrance, California (a research facility from a related party); Miramar, Florida (clinical development); Seattle, Washington (research and development); Louisville, Colorado (research and development and manufacturing); Woburn, Massachusetts (research facility); and Udine and Tavangnacco, Italy
(GMP-in-a-Box,
research facility and office space). See Note 9,
 Related Party Agreements
, for further information.
Our leases generally have initial terms ranging from
two to ten years
and often include one or more options to renew. These renewal terms can extend the lease term from one to five years
, and are included in the lease term when it is reasonably certain that we will exercise the option. These operating leases are included in operating lease
right-of-use
assets, net
, on the combined consolidated balance sheets, and represent the right to use the underlying asset for the lease term. Our obligations to make lease payments are included in current and non-current
operating lease liabilities,
on the combined consolidated balance sheets.

Our operating
right-of-use
assets and lease liabilities as of December 31, 2020 and 2019, are as follows (in thousands):

	As of December 31,
	2020	2019
Right-of-use assets:
Operating lease right-of-use assets, net (including amounts with related parties)	$18,138	$20,131

Short-term lease liabilities:
Operating lease liabilities (including amounts with related parties)	$5,015	$4,808

Long-term lease liabilities:
Operating lease liabilities (including amounts with related parties)	$16,179	$18,831

Total lease liabilities:
Operating lease liabilities (including amounts with related parties)	$21,194	$23,639
Other information
Weighted average remaining lease term	3.9years	5.0years
Weighted average discount rate	9%	9%
The components of lease expense for the years ended December 31, 2020 and 2019 consist of (in thousands):

	For the Year Ended December 31,
	2020	2019
Operating lease costs	$9,188	$6,419
Variable lease costs	3,577	2,825

Total lease costs	$12,765	$9,244

Cash paid during the years ended December 31, 2020 and 2019 for amounts included in the measurement of lease liabilities is as follows (in thousands):

	For the Year Ended December 31,
	2020	2019
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows for operating leases	$8,917	$7,571
Future minimum lease payments as of December 31, 2020, including $3.9 million related to options to extend lease terms that are reasonably certain of being exercised, are presented in the following table (in thousands). Common area maintenance costs and taxes are not included in these payments.

Operating Leases (a)
Years ending December 31:
2021	$6,638
2022	6,609
2023	4,876
2024	3,356
2025	2,908
Thereafter	987

Total future minimum lease payments	25,374
Less: Interest	4,180

Present value of operating lease liabilities	$21,194

In
August 2018
, NantBio, Inc., or NantBio, a related party assigned an agreement to us for the use of a third-party research facility, which provides us with the exclusive right to use and access to a portion of the third party’s laboratory and vivarium premises. In conjunction with the assignment, we reimbursed NantBio for upfront payments which it had made to the third-party of $0.9 million, and paid $0.5 million directly to the third-party for an aggregate value of $1.4 million. The assigned agreement is for a term of ten years and expires in June 2027. The agreement may be terminated by us at any time, with or without cause. In case of termination of the agreement, the third-party will reimburse us for a pro-rata
amount based upon the passage of time. See Note 9,
 Related Party Agreements
, for further information.
In September 2016, we entered into a lease agreement with 605 Doug St, LLC, a related party, for approximately 24,250 square feet in El Segundo, California, which has been converted to a research and development laboratory and a cGMP manufacturing facility. The lease runs from July 2016 through July 2023. We have the option to extend the lease for an additional three-year
term through July 2026. The monthly rent is $0.1 million with annual increases of 3% beginning in
July 2017
. See Note 9,
 Related Party Agreements
, for further information.
In February 2017, Altor BioScience Corporation (succeeded by our wholly-owned subsidiary Altor BioScience, LLC), or Altor, through its wholly-owned subsidiary, entered into a lease agreement with Duley Road, LLC (“Duley Road”), a related party, for approximately 12,000 square feet in El Segundo, California, which was converted to a laboratory and cGMP manufacturing facility. The lease term is from February 2017 through
October 2024
. Altor BioScience, LLC has the option to extend the initial term for two consecutive five-year periods through July 2034. The annual rent is $0.5 million with annual increases of 3% beginning from November 2018. We acquired Altor in July 2017. See Note 9,
 Related Party Agreements
, for further information.
Effective in January 2019, we entered into two lease agreements with Duley Road for a second building located in El Segundo, California. The first lease is for the first floor of the building with approximately 5,650 square feet. The lease has a
7-year
term commencing in September 2019. The second lease is for the second floor of the building with approximately 6,488 square feet. The lease has a seven-year term commencing in July 2019. Both floors of the building are used for research and development and office space. We have options to extend the initial terms of both leases for two consecutive five-year periods through 2036. The annual rent of the two leases is $0.4 million, which will increase at a rate of 3% per year. See Note 9,
 Related Party Agreements
, for further information.
In March 2016, we entered into a lease agreement for an approximately 7,893 square foot facility in Woburn, Massachusetts, for a research and development laboratory, related office and other related uses. The initial lease term ran for 48 months from April 29, 2016through May 31, 2020. In June 2016, the lease was amended to add 260 square feet, for a total of 8,153 square feet. Base rent for the initial term of the lease was $19,000 per month with a $1 per square foot annual increase on each anniversary date. In August 2019, we exercised our right pursuant to the lease agreement to extend the term of the lease for an additional two years through May 31, 2022. Consequently, in August 2019 we recognized an increase of $0.6 million in both o perating lease
right-of-use
assets
and o
perating lease liabilities
on the combined consolidated balance sheets. Base rent for the extended term of the lease is $25,800 per month with an annual increase of 3% on June 1, 2021.
In November 2015, we entered into a facility license agreement with NantWorks LLC, or NantWorks, a related party for approximately 9,500 square feet of office space in Culver City, California, which has been converted to a research and development laboratory and a cGMP manufacturing facility. The initial license was effective from May 2015 through December 2020. Base monthly rent for the initial lease term was $47,000, with annual increases of 3% beginning in January 2017. In September 2020, we entered into an amendment to extend the term of this lease through December 31, 2021. Commencing on January 1, 2021, the monthly rent will increase by 3% to $54,500. Subsequent to December 31, 2021, the lease term will automatically renew on a month-to-month
basis, terminable by either party with at least 30 days’ prior written notice to the other party. In addition, we have a one-time
option to extend the lease term through December 31, 2022. If we exercise the option to extend the lease through December 31, 2022, or continue on a month-to-month
basis, the monthly rent will increase by 3% annually commencing on January 1 of each year. On the date of amendment, we recognized an increase of $1.2 million in both o perating lease
right-of-use
assets
and o
perating lease liabilities
on the combined consolidated balance sheets, reflecting our belief that we will extend the term of this lease through December 31, 2022. See Note 9,
 Related Party Agreements
, for further information.
In June 2015, we entered into a lease agreement for an approximately 44,700 square foot facility in San Diego, California, for a research and development laboratory, related office and other related uses. The term of the lease extends for seven years commencing on August 1, 2016. The base rent is $0.2 million per month with 3% annual increases on each anniversary date.
As result of the restructuring of our clinical laboratories, we vacated two facilities in Miramar, Florida and subleased the space to third parties under two separate sublease agreements, which both expire in February 2021. The operating sublease income for these subleases totaled $0.4 million for the year ended December 31, 2020.

Contingent Consideration related to Business Combination
On April 10, 2015, NantWorks, a related party, acquired a 100% interest in VivaBioCell via its wholly-owned subsidiary, VBC Holdings, LLC, or VBC Holdings, for $0.7 million less working capital adjustments. On June 15, 2015, NantWorks contributed its equity interest in VBC Holdings to the company, in exchange for cash consideration equal to its cost basis in the investment. VivaBioCell develops bioreactors and products based on cell culture and tissue engineering in Italy. In connection with this transaction, we are obligated to pay the former owners up to $3.7 million upon the achievement of certain sales milestones relating to scaffold technology and certain clinical and regulatory milestones relating to the
GMP-in-a-Box
technology. The estimated fair value of the contingent consideration obligation totaled $1.1 million at the acquisition date. Subsequent changes to the contingent consideration obligation are recorded in research and development expenses
on the combined consolidated statements of operations. A contingent payment related to a clinical milestone of $0.8 million became payable as of December 31, 2019. During the years ended December 31, 2020 and 2019, the fair value of the contingent consideration obligation increased $0.1 million and $0.7 million, respectively.
On October 4, 2016, in connection with the acquisition of our 50% interest in Receptome, we paid $5.0 million in cash and assumed obligations to make contingent milestone payments of up to $4.0 million in cash. In May 2018, we issued 409,500 shares of common stock in exchange for the remaining 50% interest in Receptome, with an assigned value of $5.0 million at $12.21 per share. In addition, we assumed an aggregate contingent consideration liability of up to $4.0 million, which is payable in company common stock upon the achievement of the same contingent milestones. The estimated fair value of the contingent consideration obligation totaled $0.3 million at the acquisition date. Subsequent changes to the contingent consideration obligation are recorded in r esearch and development expenses
on the combined consolidated statements of operations. During the year ended December 31, 2019, the change in the fair value of contingent consideration related to this acquisition was immaterial. As of December 31, 2020 the fair value of the contingent consideration obligation is deemed as zero, as the research and development of the LMP1 and LMP/IPS programs were discontinued.
In connection with the acquisition of Altor BioScience Corporation, or Altor, we issued contingent value rights, or CVRs, under which we have agreed to pay the prior stockholders of Altor approximately $304.0 million upon successful approval of the Biologics License Application, or BLA, or foreign equivalent, for Anktiva by December 31, 2022 and approximately $304.0 million upon the first calendar year before December 31, 2026 in which worldwide net sales of Anktiva exceed $1.0 billion (with the payments payable in cash or shares of our common stock or a combination thereof). Dr. Soon-Shiong and his related party hold approximately $279.5 million in the aggregate of CVRs and they have both irrevocably agreed to receive shares of common stock in satisfaction of their CVRs. As the transaction was recorded as an asset acquisition, the future CVR payments will be recorded when the corresponding events are probable of achievement or the consideration becomes payable.
In connection with the GlobeImmune acquisition, on April 28, 2017, we, Celgene Corporation, or Celgene, and Celgene Alpine Investment Co. II, LLC, or, together with Celgene, the Celgene entities, entered into an assignment and assumption agreement, pursuant to which the Celgene entities assigned to the company all of their rights, obligations, title, and interest under the worldwide exclusive licenses for the
GI-6200
and
GI-6300
programs that were obtained from GlobeImmune prior to our GlobeImmune’s acquisition. In return, for each product licensed pursuant to such licenses, we are required to pay the Celgene entities $5.0 million in cash or shares of our company common stock, at Celgene’s election. In addition, we are required to pay tiered low to mid-single-digit
percentage royalties on net sales of the licensed products on a product-by-product
and
country-by-country
basis. Our obligation to pay royalties continues, on a licensed product-by-licensed
product and
country-by-country
basis, until the later of (i) the date on which such licensed product is no longer covered by a valid claim of a patent licensed pursuant to the agreement in such country and (ii) ten years after the first commercial sale of such licensed product in such country. No milestone has been achieved as of December 31, 2020.
Unconditional Purchase Obligations
Unconditional purchase obligations are defined as an agreement to purchase goods or services that are enforceable and legally binding
(non-cancelable,
or cancelable only in certain circumstances). In the normal course of business, we enter into unconditional purchase obligation arrangements with a contracted manufacturing organization to reserve manufacturing slots in its cGMP manufacturing facility for manufacturing and supply of cGMP batches per US FDA and European Medicines Agency, or EMA, regulations for commercial use. The total amount of future non-cancelable
purchase commitments related to the manufacturing of cGMP batches is $4.7 million and $4.7 million for the years ending December 31, 2021 and 2022, respectively.
We estimate our total unconditional purchase obligation commitment (for those contracts with terms in excess of one year) as of December 31, 2020, at $5.8 million. Payments by year are estimated as follows: 2021 ($2.6 million), 2022 ($2.6 million) and 2023 ($0.6 million). These commitments relate primarily to hosted software license subscription fees and related implementation costs and our pro-rata
share is passed-through to us without any markup under the shared services agreement with NantWorks, as further discussed in Note 9,
Related Party Agreements
. The purchase obligation amounts do not represent the entire anticipated purchases in the future, but represent only those items for which we are contractually obligated. The majority of our goods and services are purchased as needed, with no unconditional commitment. For this reason, these amounts do not provide an indication of our expected future cash outflows related to purchases.
Contingencies
We record accruals for loss contingencies to the extent that we conclude it is probable that a liability has been incurred and the amount of the related loss can be reasonably estimated. We evaluate, on a quarterly basis, developments in legal proceedings and other matters that could cause a change in the potential amount of the liability recorded or of the range of potential losses disclosed. Moreover, we record gain contingencies only when they are realizable, and the amount is known. Additionally, we record our rights to insurance recoveries, limited to the extent of incurred or probable losses, as a receivable when such recoveries have been agreed to with our third-party insurers and when receipt is deemed probable. This includes instances where our third-party insurers have agreed to pay, on our behalf, certain legal defense costs and settlement amounts directly to applicable law firms and a settlement fund.
Securities Litigation
In March 2016, a putative securities class action complaint captioned
Sudunagunta v. NantKwest, Inc., et al.
, No.
16-cv-01947
was filed in federal district court for the Central District of California related to our restatement of certain interim financial statements for the periods ended June 30, 2015 and September 30, 2015. A number of similar putative class actions were filed in federal and state courts in California. The actions originally filed in state court were removed to federal court, and the various related actions were consolidated. Plaintiffs asserted causes of action for alleged violations of Sections 11 and 15 of the Securities Act of 1933 and Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, or the Exchange Act, and
Rule 10b-5
promulgated thereunder. Plaintiffs sought unspecified damages, costs and attorneys’ fees, and equitable/injunctive or other relief on behalf of putative classes of persons who purchased or acquired our securities during various time periods from July 28, 2015 through March 11, 2016. In September 2017, the court denied the defendants’ motion to dismiss the third amended consolidated complaint. On August 13, 2018, the district court granted the plaintiffs’ motions for class certification and to strike plaintiffs’ claims under the Exchange Act and
Rule 10b-5.
On August 24, 2018, at the district court’s direction, plaintiffs filed a fourth amended consolidated complaint. On August 27, 2018, defendants petitioned the U.S. Court of Appeals for the Ninth Circuit to authorize an interlocutory appeal of the class certification order. On September 7, 2018, the defendants answered the fourth amended consolidated complaint. On September 21, 2018, the parties informed the Ninth Circuit that they had reached a settlement in principle, and the parties moved to stay in appellate proceedings. On September 24, 2018, the parties notified the district court that they had reached a settlement in principle. On November 9, 2018, the plaintiffs filed an unopposed motion for preliminary approval of the settlement and notice to class members. On January 9, 2019, the district court granted the motion for preliminary approval. A final approval hearing was held on April 29, 2019, and the district court granted final approval and entered judgment on May 31, 2019.
Under the terms of the settlement, we paid $12.0 million to the plaintiffs as a full and complete settlement of the litigation. We were responsible for $1.2 million of the settlement amount, which was recognized in selling, general and administrative expenses
on the combined consolidated statement of operations during the year ended December 31, 2018, while the remaining $10.8 million was fully funded by our insurance carriers under our directors’ and officers’ insurance policy. We and the insurance carriers paid the settlement amount into a settlement fund during the year ended December 31, 2019. Subsequent to receiving final approval of the settlement on May 31, 2019, the aforementioned settlement accrual, associated insurance claim receivable and restricted cash were released and are no longer reflected on the combined consolidated balance sheets.
Stipulation of Settlement
In early April 2019, following board approval, we entered into a settlement agreement, or the Stipulation of Settlement, with three stockholders of the company, each of whom had submitted a stockholder demand for the board to take action to remedy purported harm to our resulting from certain alleged wrongful conduct concerning, among other things, disclosures about Dr. Soon-Shiong’s compensation and a related-party lease agreement. The Stipulation of Settlement called for us to adopt certain governance changes, and for the three stockholders to file a stockholder derivative action in the Superior Court of the State of California, County of San Diego, followed by an application for court approval of the Stipulation of Settlement. On May 31, 2019, the court entered an order preliminarily approving the Stipulation of Settlement and scheduling the final settlement hearing for August 9, 2019. Pursuant to the Stipulation of Settlement, we provided stockholders with notice of the settlement and the final settlement hearing.
Under the terms of the Stipulation of Settlement, which received final approval by the court on August 9, 2019, we paid attorney fees of $0.5 million to the plaintiffs as part of the settlement. Of that amount, we were responsible for half, which was recognized in selling, general and administrative expenses
on the combined consolidated statements of operations during the year ended December 31, 2019, while the other half was funded by our insurance carrier. We and the insurance carrier paid the settlement amount into a settlement fund in June 2019. Subsequent to receiving final approval of the settlement on August 9, 2019, the aforementioned settlement accrual, associated insurance claim receivable and restricted cash were released and are no longer reflected on the combined consolidated balance sheets.

Precision Biologics Settlement
Feldman v. Soon-Shiong, et al. On October 2, 2015, we invested $50.0 million cash in Precision Biologics in exchange for 41.0 million shares of Precision Biologics’ Series A Preferred Stock, then representing 68.5% ownership of Precision Biologics, and the option to purchase additional shares of Series A Preferred Stock up to an aggregate purchase price of $25.0 million for the two years following the investment. On July 5, 2017, a Precision Biologics stockholder, filed a complaint (individually and derivatively on behalf of Precision Biologics), and filed an amended complaint on November 6, 2017, against the company and other defendants, asserting claims for breach of contract (including the implied covenant of good faith and fair dealing), tortious interference with contract, breach of the fiduciary duty of loyalty, the appointment of a custodian, fraud in the inducement, and violation of state “Blue Sky” laws. On November 21, 2017, the defendants moved to dismiss the amended complaint. The court heard oral arguments and in May 2018, the court issued an opinion granting in part, and denying in part, defendants’ motion. On December 12, 2018, the plaintiff filed a motion for leave to file a supplement to the amended complaint. In January 2019, the parties completed fact discovery other than depositions (and certain document discovery subsequently ordered by the court on January 22, 2019). On January 22, 2019, the court denied the plaintiff’s motion for leave to file a supplement without prejudice to re-filing
in accordance with the court’s specific directions.
On March 8, 2019, the parties agreed in principle to the terms of a settlement and filed a settlement stipulation with the court on March 28, 2019. The settlement hearing before the court was held on June 20, 2019, and the court approved the settlement. The court’s approval order was finalized on July 20, 2019. Under the terms of the settlement, we ended our investment in Precision Biologics. We withdrew $29.3 million in cash from Precision Biologics and transferred $2.5 million to Precision Biologics to facilitate the disposition of our investment. In addition to a total of $20.2 million of accumulated losses recorded in prior years, which represented the expected losses associated with giving up our preferred stock ownership and absorption of losses arising from the deconsolidation, we recorded a loss of $0.9 million associated with the final settlements during the year ended December 31, 2019, which was included in the selling, general and administrative expenses on the combined consolidated statements of operations. As of December 31, 2019 we held no investment in Precision Biologics.
Altor BioScience, LLC Litigation
The first action, Gray v. Soon-Shiong, et al. (Delaware Chancery Court, Case No.
2017-466-JRS),
was filed on June 21, 2017, by plaintiffs Clayland Boyden Gray, or Gray, and Adam R. Waldman. The plaintiffs, two minority stockholders, asserted claims against the company and other defendants for (1) breach of fiduciary duty and (2) aiding and abetting breach of fiduciary duty and filed a motion to enjoin the merger. The court denied the motion on July 25, 2017, and permitted the merger to close. On September 1, 2017, plaintiffs (joined by two additional minority stockholders, Barbara Sturm Waldman and Douglas E. Henderson, or Henderson) filed a second amended complaint, asserting claims for (1) appraisal; (2) quasi-appraisal; (3) breach of fiduciary duty; and (4) aiding and abetting breach of fiduciary duty. On September 18, 2017, defendants moved to dismiss the second amended complaint, raising grounds that included a “standstill” agreement under which defendants maintained that Gray and Adam R. Waldman and Barbara Strum Waldman, or the Waldman’s agreed not to bring the lawsuit. In the second action, Dyad Pharmaceutical Corp. v. Altor BioScience, LLC (Delaware Chancery Court, Case No.
2017-848-JRS),
commenced November 28, 2017, Dyad Pharmaceutical Corporation, or Dyad, filed a petition for appraisal in connection with the merger. Respondent moved to dismiss the appraisal petition on January 26, 2018, arguing in part that the petition was barred by the same “standstill” agreement.
On April 23, 2018, the court heard oral arguments on the motions to dismiss in both consolidated cases, and on June 26, 2018, the court converted the motions to dismiss into motions for summary judgment with regard to the “standstill” agreement argument, or the Converted Motions. The court permitted discovery into the meaning and intended scope of the “standstill” agreements, which the parties completed on December 19, 2018. The parties completed a briefing on the Converted Motions on March 15, 2019.
The court heard an oral argument on the Converted Motions on May 7, 2019, and issued an oral ruling on May 15, 2019. The court (1) dismissed all claims brought by Gray and the Waldman’s except for their appraisal claims; (2) dismissed all plaintiffs’ quasi-appraisal claims; (3) dismissed the disclosure-based breach of fiduciary duty claims; and (4) dismissed Altor BioScience from the action. The following claims remain: (a) the appraisal claims by all plaintiffs and Dyad (against Altor BioScience, LLC), and (b) Henderson’s claims for breach of fiduciary duty and aiding and abetting breach of fiduciary duty.
On June 14, 2019, the defendants answered the second amended complaint, and the respondent answered Dyad’s appraisal petition. In their answer, defendants asserted counterclaims against Gray and the Waldman’s for breach of the “standstill” agreements and are seeking as damages the attorneys’ fees and costs they were forced to expend as a result of the breach. On June 20, 2019, the court issued a written order implementing its ruling on the Converted Motions, or the Implementing Order. In the Implementing Order, the court confirmed that all fiduciary duty claims brought by Gray, both individually and as trustee of the Gordon Gray Trust f/b/o C. Boyden Gray, were dismissed. On July 11, 2019, Gray and the Waldman’s filed answers denying the counterclaims and asserting defenses.

On September 30, 2019, plaintiffs moved for leave to file a third amended complaint. The proposed amendment seeks to add two former Altor stockholders as plaintiffs and to add a fiduciary duty claim on behalf of a purported class of former Altor stockholders. On October 25, 2019, the defendants opposed the motion, and a briefing was completed on February 28, 2020. The court heard an oral argument on March 12, 2020, and granted the motion. The plaintiffs filed the third amended complaint on June 8, 2020.
On June 29, 2020, defendants answered the third amended complaint and asserted counter claims against the plaintiffs. As damages, defendants seek the attorneys’ fees and costs incurred as a result of these breaches. On July 14, 2020, the plaintiffs filed an answer denying the counterclaims and asserting defenses. The trial has been set to commence in October 2021.
The shares of these former Altor stockholders met the definition of dissenting shares under the merger agreement and were not entitled to receive any portion of the merger consideration at the closing date. However, these dissenting shares will automatically be converted to receive the portion of the merger consideration they were entitled to, on the later of the closing date, and when the stockholder withdraws or loses the right to demand appraisal rights. Payment for dissenting shares will be on the same terms and conditions originally stated in the merger agreement. As of December 31, 2020 and 2019, we had accrued $6.8 million and $6.3 million related to these obligations, respectively. The accrued amount represents the estimated low-end
of the range of currently estimated payout amounts in accordance with ASC Topic 450,
Contingencies
, after considering the reasonable outcomes for settling the dissenting shareholder dispute along with any accrued statutory interest. We cannot reasonably estimate a range of loss beyond the amounts recorded on December 31, 2020 and 2019, as the dissenting stockholders have not yet provided a quantified value of their claim and, therefore, an upper end of the range of loss cannot be determined. We reassess the reasonableness of the recorded amount at each reporting period. We believe the claims lack merit and intends to continue defending the case vigorously.
Sorrento Therapeutics, Inc.
Sorrento Therapeutics, Inc. v. NantCell, Inc., et al. Sorrento Therapeutics, Inc., or Sorrento, derivatively on behalf of NANTibody, LLC, or NANTibody, filed an action in the Superior Court of California, Los Angeles County, or the Superior Court, against the company, Dr. Soon-Shiong, MBBCh, FRCS (C), FACS, and Charles Kim. The action alleges that the defendants improperly caused NANTibody to acquire IgDraSol, Inc. from our affiliate NantPharma and seeks to have the transaction undone, and seeks to have the purchase amount returned to NANTibody. Sorrento filed a related arbitration proceeding, or the Cynviloq arbitration, against Dr. Soon-Shiong and NantPharma, LLC, or NantPharma; the company is not named in the Cynviloq arbitration. On May 15, 2019, we filed a demurrer to several causes of action alleged in the Superior Court action. On July 18, 2019, Sorrento filed an amended complaint, eliminating Charles Kim as a defendant and dropping the causes of action we had challenged in its demurrer.
On May 24, 2019, we and Dr. Soon-Shiong filed cross-claims in the Superior Court action against Sorrento and its Chief Executive Officer Henry Ji, asserting claims for fraud, breach of contract, breach of the covenant of good faith and fair dealing, tortious interference with contract, unjust enrichment, and declaratory relief. We and Dr. Soon-Shiong allege that Dr. Ji and Sorrento breached the terms of an exclusive license agreement between the company and Sorrento related to Sorrento’s antibody library and that Sorrento did not perform its obligations under the exclusive license agreement.
On October 9, 2019, the Superior Court ruled that our claims should be pursued in arbitration and that Dr. Soon-Shiong’s claims could be pursued in Superior Court.
On February 13, 2020, after a full briefing, the Superior Court heard oral argument and granted Dr. Soon-Shiong’s request for a preliminary injunction barring Sorrento from pursuing claims against him in the Cynviloq arbitration. Sorrento then filed the claims it had previously asserted in arbitration against Dr. Soon-Shiong in the Superior Court on March 3, 2020, and at Sorrento’s request, the arbitrator entered an order dismissing Sorrento’s claims against Dr. Soon-Shiong in the Cynviloq arbitration on March 6, 2020. The hearing in the Cynviloq arbitration has been scheduled to commence in June 2021.
On October 24, 2019, we, along with NANTibody, filed an arbitration against Sorrento and Dr. Ji asserting its claims relating to the exclusive license agreement. Sorrento filed counterclaims against the company and NANTibody in the arbitration on May 4, 2020, and requested leave to file a dispositive motion on May 1, 2020.
On January 29, 2020, Sorrento sent letters purporting to terminate the exclusive license agreement with the company, and an exclusive license agreement with NANTibody and demanding the return of its confidential information and transfer of all regulatory filings and related materials. We and Sorrento engaged in good-faith negotiations as required under the exclusive license agreements before Sorrento can attempt to invoke any purported termination provision. Notwithstanding such negotiations, Sorrento sent a letter on April 10, 2020, purporting to terminate the exclusive license agreements, maintaining the negotiations did not reach a successful resolution. We believe we have cured any perceived breaches during the
90-day
contractual cure period. We intend to prosecute its claims, and to defend the claims asserted against it, vigorously. An estimate of the possible loss or range of loss cannot be made at this time. The hearings in the antibody arbitration have been scheduled to be held in April 2021 and May 2021.

Shenzhen Beike Biotechnology Corporation
In July 2020, we received a Request for Arbitration before the International Chamber of Commerce, International Court of Arbitration, served by Shenzhen Beike Biotechnology Corporation, or Beike. The arbitration relates to a license, development, and commercialization agreement that Altor (succeeded by our wholly-owned subsidiary Altor BioScience, LLC, or Altor) entered into with Beike in September 2014, which agreement was amended and restated in September 2017, pursuant to which Altor granted to Beike an exclusive license to use, research, develop and commercialize products based on Anktiva in China for human therapeutic uses. In the arbitration, Beike is asserting a claim for breach of contract under the license agreement. Among other things, Beike alleges that we failed to use commercially reasonable efforts to deliver to Beike materials and data related to Anktiva. Beike is seeking specific performance, or in the alternative, damages for the alleged breaches. On September 25, 2020, the parties entered into a standstill and tolling agreement under which, among other things, the parties affirmed they will perform certain of their obligations under the license agreement by specified dates and agreed that all deadlines in the arbitration are indefinitely extended. The standstill agreement may be terminated by any party on ten calendar days’ notice, and upon termination, the parties will have the right to pursue claims arising from the license agreement in any appropriate tribunal. The parties have been asked to provide an update to the International Chamber of Commerce by May 31, 2021 of any further developments.
Given that this action remains at the pleading stage and no discovery has occurred, it remains too early to evaluate the likely outcome of the case or to estimate any range of potential loss. We believe the claims lack merit and intend to defend the case vigorously and that we may have counterclaims.
9.     Related Party Agreements
We conduct business with several affiliates under written agreements and informal arrangements. Below is a summary of outstanding balances and a description of significant relationships (in thousands):

	As of December 31,
	2020	2019
Due from related party–NantBio	1,294	1,305
Due from related party–NantOmics	591	602
Due from related parties–Various	118	56

Total due from related parties	$2,003	$1,963

Due to related party–NantWorks	10,650	8,105
Due to related party–Duley Road	2,787	2,053
Due to related party–NantBio	943	945
Due to related party–NantPharma	187	188
Due to related party–Immuno-Oncology Clinic, Inc.	271	102

Total due to related parties	$14,838	$11,393

Related party notes payable–NantCapital	109,246	42,385
Related party notes payable–NantMobile	56,660	55,009
Related party notes payable–NantWorks	51,546	49,088
Related party notes payable–NCSC	36,901	35,139

Total related party notes payable	$254,353	$181,621

Our Executive Chairman, and principal stockholder, founded and has a controlling interest in NantWorks, which is a collection of multiple companies in the healthcare and technology space. As described below, we have entered into arrangements with NantWorks, and certain affiliates of NantWorks, to facilitate the development of new immunotherapies for our product pipeline. Affiliates of NantWorks are also affiliates of the company due to the common control by and/or common ownership interest of our Executive Chairman.
NantWorks
Under the NantWorks shared services agreement executed in November 2015, but effective August 2015, NantWorks provides corporate, general and administrative, manufacturing strategy, research and development, regulatory and clinical trial strategy, and other support services. We are charged for the services at cost plus reasonable allocations of employee benefits, facilities and other direct or fairly allocated indirect costs that relate to the employees providing the services. During the years ended December 31, 2020 and 2019, we recorded $6.6 million and $7.9 million, respectively, in selling, general and administrative expense
, and $9.9 million and $3.6 million, respectively, in
research and development expense
under this arrangement on the combined consolidated statements of operations. These amounts exclude certain general and administrative expenses provided by third-party vendors directly for our benefit, which have been reimbursed to NantWorks based on those vendors’ invoiced amounts without markup by NantWorks.
In addition, under the existing shared services agreement with NantWorks, we can provide support services to NantWorks and/or any of its affiliates. For the years ended December 31, 2020 and 2019, we recorded expense reimbursements of $0.7 million and $1.1 million, respectively, in
Selling, general and administrative expense
and $11.9 million and $5.1 million, respectively, in r
esearch and development expense,
on the combined consolidated statements of operations.
As of December 31, 2020 and 2019, we owed NantWorks a net amount of $10.7 million and $8.1 million, respectively, for all agreements between the two affiliates, which is included in due to related parties
on the combined consolidated balance sheets. We also recorded $1.0 million and $0.3 million prepaid expenses for services that passed through to the company from NantWorks as of December 31, 2020 and 2019, respectively, and the amounts are included in the prepaid expenses and other current assets
on the combined consolidated balance sheets.
In November 2015, we entered into a facility license agreement with NantWorks, which became effective in May 2015, for approximately 9,500 square feet in Culver City, California, which has been converted to a research and development laboratory and a cGMP manufacturing facility. In September 2020, we amended this agreement to extend the term of this lease through December 31, 2021, as further discussed in Note 8,
 Commitments and Contingencies
. Lease expense for this facility totaling $0.6 million for the years ended December 31, 2020 and 2019, respectively, was recorded in research and development expense
on the combined consolidated statements of operations.
Immuno-Oncology Clinic, Inc.
Beginning in 2017, we entered into multiple agreements with Immuno-Oncology Clinic, Inc., or the Clinic (dba Chan Soon-Shiong Institutes for Medicine, in El Segundo, California), to conduct clinical trials related to certain of our product candidates. The Clinic is a related party as it is owned by one officer of the company and NantWorks manages the administrative operations of the Clinic. Prior to June 30, 2019, one of our officers was an investigator or sub-investigator
for all of our trials conducted at the Clinic.
In July 2019, we entered into a new agreement with the Clinic (the Clinic Agreement), which became effective on July 1, 2019. The Clinic Agreement, as amended on March 31, 2020, covers clinical trial and research-related activities on a non-exclusive
basis relating to our existing clinical trials, commenced prior to July 1, 2019, and prospective clinical trials and research projects. The Clinic Agreement also specifies certain services and related costs that are excluded from the Clinic Agreement. Prior to commencing any work under the Clinic Agreement, the parties have agreed to execute written work orders setting forth the terms and conditions related to specific services to be performed, including financial terms. For clinical trials that commenced prior to July 1, 2019, fees incurred for services performed after July 1, 2019 are covered under the Clinic Agreement and applied towards the below-mentioned prepayments. The Clinic Agreement allows for automatic renewal and additional extensions beyond the initial one-year
term.
In consideration of the services to be performed under the Clinic Agreement, as amended on March 31, 2020, we agreed to make payments of up to $7.5 million to the Clinic, of which $3.75 million and $1.88 million were paid in July 2019 and October 2019, respectively. As amended, a conditional payment of $1.88 million shall be due and payable at such time, if any, that the payments made in July 2019 and October 2019 have been earned by the Clinic through the performance of services. On a quarterly basis, our prepayment is increased by an interest credit computed in accordance with terms specified in the Clinic Agreement.

To the extent any portion of the prepayments remain unearned by the Clinic on the third anniversary of the Clinic Agreement, we may elect at our sole discretion either to (i) not extend the term of the Clinic Agreement and have the Clinic reimburse us for the total amount of any remaining unused portion of the prepayments, or (ii) extend the term of the Clinic Agreement for up to three additional one year periods, at which time the Clinic will reimburse us for the total amount of any remaining unused portion of the prepayments plus interest if reimbursement is not made within 60 days of expiration. The Clinic may terminate this agreement upon each anniversary date upon sixty (60) days prior written notice and reimbursement in full to us of any outstanding unearned balance of the prepayments, provided that any such termination by the Clinic will not apply with respect to any work orders still in effect at the time of such termination.
In July 2019, we executed a clinical trial work order under the Clinic Agreement for an open-label, phase I study of
PD-L1.t-haNK
for infusion in subjects with locally advanced or metastatic solid cancers. In July 2020, but effective on June 22, 2020, we executed a clinical trial work order under our existing master agreement with the Clinic for an open-label, randomized, comparative phase II study of our proprietary
IL-15
superagonist
(N-803)
and Aldoxorubicin Hydrochloride (Aldoxorubicin) and our
PD-L1.t-haNK
with
standard-of-care
chemotherapy versus
standard-of-care
chemotherapy for first and second-line treatment of locally or advanced metastatic pancreatic cancer.
During the years ended December 31, 2020 and 2019, $0.6 million and $1.1 million, respectively, was recognized in research and development expense
on the combined consolidated statements of operations related to clinical trial and research-related activities conducted for us by the Clinic. As of December 31, 2020 and 2019, we owed the Clinic $0.3 million and $0.1 million, respectively, for services excluded from the Clinic Agreement, which are included in due to related parties
on the combined consolidated balance sheets. As of December 31, 2020 and 2019, we had prepaid balances related to the Clinic Agreement of $4.7 million and $5.1 million, respectively, which are included in prepaid expenses and other currents assets
, and
other assets
, on the combined consolidated balance sheets. We anticipate that the remaining prepayment amount as of December 31, 2020 will be utilized in future periods as the Clinic provides additional services pursuant to the Clinic Agreement.
NantBio, Inc.
In August 2018, NantBio assigned an agreement to us for the use of a third-party research facility, which provides us with the exclusive right to use and access to a portion of the third party’s laboratory and vivarium premises. NantBio is a related party as it is an affiliate of NantWorks. In conjunction with the assignment, we reimbursed NantBio for upfront payments which it had made to the third-party of $0.9 million and paid $0.5 million directly to the third-party for an aggregate value of $1.4 million. The assigned agreement is for a term of ten years and expires in June 2027. The agreement may be terminated by us at any time, with or without cause. In case of termination of the agreement, the third-party will reimburse us for a pro-rata
amount based upon the passage of time.
In March 2016, NantBio and the National Cancer Institute, or the NCI, entered into a cooperative research and development agreement. The initial five-year agreement covers NantBio and its affiliates, including us. Under the agreement, the parties are collaborating on the preclinical and clinical development of proprietary recombinant natural killer cells and monoclonal antibodies in monotherapy and combination immunotherapies. We benefited from the preclinical and clinical research conducted during the first four years under this agreement. In each of the contractual years under the agreement, we paid $0.6 million to the NCI as a prepayment for services under the agreement. We recognize research and development expense related to this agreement ratably over a
12-month
period for each funding year and recorded $0.6 million of expense related to this agreement in each of the years ended December 31, 2020 and 2019. As of December 31, 2020 and 2019, we had balances of $0.1 million and $0.1 million, respectively, included in prepaid expenses and other current assets
related to this agreement on the combined consolidated balance sheets.
On February 16, 2016, we via our subsidiary Etubics entered into an exclusive license agreement with NantBio. Under this agreement, Etubics granted NantBio a worldwide, exclusive rights to research and develop Etubics’ proprietary product
ETBX-021
for all indications. Etubics is eligible to receive a single-digit royalty for sales on the licensed products on a country-by-country
basis. As of December 31, 2020 and 2019, no costs were incurred in regard to the research and development costs allocation.
In August 2018, we entered into a supply agreement with NantCancerStemCell, LLC, or NCSC, a 60% owned subsidiary of NantBio (with the other 40% owned by Sorrento). Under this agreement, we agreed to supply VivaBioCell’s proprietary
GMP-in-a-Box
bioreactors and related consumables, made according to specifications mutually agreed to with both companies. The agreement has an initial term of five years and renews automatically for successive one-year
term unless terminated by either party in the event of material default upon prior written notice of such default and the failure of the defaulting party to remedy the default within 30 days of the delivery of such notice, or upon 90 days’ prior written notice by NCSC. We recognized $0 and $0.5 million of revenue for gas mixers and consumables delivered during the years ended December 31, 2020 and 2019, respectively. We also recorded $0.4 million and $0.3 million deferred revenue for bioreactors that were delivered but not installed as of December 31, 2020 and 2019, respectively. As of December 31, 2020 and 2019, we recorded $0.9 million and $0.9 million, respectively, due to related party related to this agreement.
In 2018, we entered into a shared service agreement, pursuant to which, we are charged for services at cost, without mark-up
or profit for NantBio, but including reasonable allocations of employee benefits that relate to the employees providing the services. In

April 2019, we agreed with NantBio to transfer 67 NantBio employees and associated research and development projects, comprising the majority of NantBio’s business, to the company. After the transfer, NantBio continued to make payments on our behalf for certain employee benefits and vendor costs related to the research and development projects that were transferred to the company. In addition, we settled certain employee bonuses and benefits that were accrued by NantBio for 2018. As of December 31, 2020 and 2019, we recorded a net $1.3 million receivable from NantBio, which included $1.0 million receivable for employee bonuses and $0.3 million receivable from NantBio for vendor costs we paid on behalf of NantBio.
NantOmics
In June 2019, we made a strategic decision and transferred certain employees from NantOmics, LLC, or NantOmics, a related party that is controlled by our chairman and chief executive officer, to the company. After the transfer, we settled certain employee bonuses and benefits that were accrued by NantOmics for 2020 and recorded $0.6 million receivable from NantOmics as of December 31, 2020 and 2019.
605 Doug St, LLC
In September 2016, we entered into a lease agreement with 605 Doug St, LLC, an entity owned by our Executive Chairman, and principal stockholder, for approximately 24,250 square feet in El Segundo, California, which has been converted to a research and development laboratory and a cGMP manufacturing facility. The lease runs from July 2016 through July 2023. We have the option to extend the lease for an additional three-year term through July 2026. The monthly rent is $0.1 million with annual increases of 3% beginning in July 2017. Lease expense for this facility for the years ended December 31, 2020 and 2019, is recorded in research and development expense
on the combined consolidated statements of operations and was $0.9 million and $0.9 million, respectively. As of December 31, 2020 and 2019, there were no balances due between the parties.
Duley Road, LLC
In February 2017, Altor through its wholly-owned subsidiary entered into a lease agreement with Duley Road, LLC, or Duley Road, a related party that is indirectly controlled by our Executive Chairman, for an office and cGMP manufacturing facility in El Segundo, California. As of December 31, 2020 and 2019, we recorded rent payable to Duley Road of $1.0 million and $0.3 million, respectively, which is included in due to related parties
on the combined consolidated balance sheets. For the years ended December 31, 2020 and 2019, we recorded rent expense of $0.7 million and $0.1 million, respectively, which is reflected in research and development expense
on the combined consolidated statements of operations. See Note 8
Commitments and Contingencies
for additional information.
Effective in January 2019, we entered into two lease agreements with Duley Road for a second building located in El Segundo, California. The first lease is for the first floor of the building with approximately 5,650 square feet. The lease has a
7-year
term commencing in September 2019. The second lease is for the second floor of the building with approximately 6,488 square feet. The lease has a seven-year term commencing in July 2019. Both floors of the building are used for research and development and office space. We have options to extend the initial terms of both leases for two consecutive five-year periods through 2036. The annual rent of the two leases is $0.4 million, which will increase at a rate of 3% per year. As of December 31, 2020 and 2019, we recorded $0.7 million and $1.5 million leasehold improvement payable and $1.1 million and $0.2 million lease-related payables to Duley Road, which were included in due to related parties
on the combined consolidated balance sheets. For the years ended December 31, 2020 and 2019, we recorded $0.3 million and $0.1 million rent expense for the two leases, respectively, which is included in the research and development
expense on the combined consolidated statements of operations. The total security deposits for the leases amounted to $0.1 million as of December 31, 2020 and 2019, which are included in other assets
on the combined consolidated balance sheets.
NantHealth Labs, Inc.
In March 2018, we entered into an agreement with NantHealth Labs, Inc., or NantHealth Labs, to obtain blood-based tumor profiling services. NantHealth Labs is a related party, as it is a wholly-owned subsidiary of NantHealth, Inc., a majority-owned subsidiary of NantWorks. We are obligated to pay NantHealth Labs fixed, per-patient
fees. The agreement has an initial term of five years and renews automatically for successive one-year
periods, unless terminated earlier. During the years ended December 31, 2019, $10,000 was recognized in research and development expense
on the combined consolidated statements of operations. There were no expenses associated with this agreement during the year ended December 31, 2020. As of December 31, 2020 and 2019, no balances were due between the parties.
In June 2018, one of our subsidiaries, Altor, entered into a service agreement with NantHealth Labs, pursuant to which, NantHealth Labs agreed to perform blood-based mutation detection test services in connection with Altor’s clinical trials for cancer treatments and therapies. The agreement had an initial term of two years and renews automatically for successive one-year
periods terms unless terminated earlier. During the year ended December 31, 2020 and 2019, Altor incurred $0 and $0.3 million in research and development expense in connection to this service agreement.

NantPharma
In 2018, Altor BioScience, LLC and GlobeImmune purchased a total of $0.2 million in laboratory equipment from NantPharma. As of December 31, 2020 and 2019, we recorded a $0.2 million related party payable to NantPharma for the unpaid invoices.
Related Party Notes Payable
In October 2015, we executed a demand promissory note with CalCap, a personal investment vehicle of our Executive Chairman and a related party. The note bears interest at a per annum rate of 5.0%, compounded annually and computed on the basis of 365 or 366 days. The note also provided that we may prepay the outstanding principal amount at any time without premium or penalty and the prior consent of CalCap. The note also contained a provision that all outstanding amounts will become immediately due and payable upon certain bankruptcy and insolvency-related events. The principal amount of advances made by the related party pursuant to these notes totaled $22.4 million as of January 1, 2019. The total interest outstanding on this note amounted to $3.4 million as of January 1, 2019, and is included in related party notes payable
on the combined consolidated balance sheets.
In March 2019, we repaid $22.5 million under the promissory note with CalCap, including $18.8 million principal and $3.7 million accrued interests. On June 28, 2019, we extinguished the remaining principal amount under the note payable of $3.7 million and accrued interest of $40,000 by partially offsetting the cash proceeds of approximately $6.7 million from the issuance of 2,074,799 shares of common stock as a result of warrants exercised by our Executive Chairman.
In December 2015, we executed a demand promissory note with NantCapital. The note bears interest at a per annum rate of 5.0%, compounded annually and computed on the basis of 365 or 366 days. In January 2019, we repaid $15.0 million under the promissory note with NantCapital, including $12.1 million of principal and $2.9 million in accrued interest. In May 2019, we borrowed $10.5 million from NantCapital. In June 2019, we deducted the principal of $2.4 million and accrued interest of $0.6 million to NantCapital, which is to offset the issuance of common stock as a result of warrant exercised by our Executive Chairman. In June 2019 and December 2019, we borrowed $8.0 million and $5.0 million from NantCapital, respectively. In July 2020 and August 2020, we borrowed $10.0 million and $3.7 million from NantCapital, respectively. The principal amount of advances made by the related party pursuant to these notes totaled $55.2 million and $41.5 million as of December 31, 2020 and 2019. The total interest outstanding on this note amounted to $3.3 million and $0.9 million as of December 31, 2020 and 2019, respectively, and was included in related party notes payable
on the combined consolidated balance sheets. In July 2020, this note was amended and restated to provide that all outstanding principal and accrued and unpaid interest is due and payable on September 30, 2025, and not on demand.
In June 2017, we executed a demand promissory note with NantWorks. The note bears interest at a per annum rate of 5.0%, compounded annually and computed on the basis of 365 or 366 days. The outstanding principal amount, plus accrued and unpaid interest, may be made immediately due and payable on demand by NantWorks. We may prepay the outstanding principal amount at any time without premium or penalty and the prior consent of NantWorks. All outstanding amounts under the note will also become immediately due and payable upon certain bankruptcy and insolvency-related events. The principal amount of advances made by the related party pursuant to these notes totaled $43.4 million as of December 31, 2020 and 2019, respectively. The total interest outstanding on this note amounted to $8.1 million and $5.7 million as of December 31, 2020 and 2019, and was included in related party notes payable
on the combined consolidated balance sheets. In July 2020, this note was amended and restated to provide that all outstanding principal and accrued and unpaid interest is due and payable on September 30, 2025, and not on demand.
In August 2018, we executed a demand promissory note with NCSC. The note bears interest at a per annum rate of 5.0%, compounded annually and computed on the basis of 365 or 366 days. The outstanding principal amount, plus accrued and unpaid interest, may be made immediately due and payable on demand by NCSC. We may prepay the outstanding principal amount at any time without premium or penalty and the prior consent of NCSC. All amounts outstanding under the note will also become immediately due and payable upon certain bankruptcy and insolvency-related events. The principal amount of advances made by the related party pursuant to these notes totaled $33.0 million as of December 31, 2020 and 2019. The total interest outstanding on this note amounted to $3.9 million and $2.1 million as of December 31, 2020 and 2019, respectively, and was included in related party notes payable
on the combined consolidated balance sheets. In July 2020, this note was amended and restated to provide that all outstanding principal and accrued and unpaid interest is due and payable on September 30, 2025, and not on demand.
In December 2019, we executed a demand promissory note with NantMobile. The note bears interest at a per annum rate of 3.0%, compounded annually and computed on the basis of 365 or 366 days. The outstanding principal amount, plus accrued and unpaid interest, may be made immediately due and payable on demand by NantMobile. We may prepay the outstanding principal amount at any time without premium or penalty and the prior consent of NantMobile. All amounts outstanding under the note will also become immediately due and payable upon certain bankruptcy and insolvency-related events. The principal amount of advances made by the related party pursuant to these notes totaled $55.0 million as of December 31, 2020 and 2019. The total interest outstanding on this note amounted to $1.7 million and $9,000, respectively, as of December 31, 2020 and 2019, and was included in related party notes payable
on the combined consolidated balance sheets. In July 2020, this note was amended and restated to provide that all outstanding principal and accrued and unpaid interest is due and payable on September 30, 2025, and not on demand.

In September 2020, we executed a promissory note with NantCapital for an advance of the principal of $50.0 million. The note bears interest at a per annum rate of 6.0%, compounded annually and computed on the basis of 365 or 366 days. The outstanding principal and accrued and unpaid interest are due and payable on September 30, 2025. The total interest outstanding on this note amounted to $0.8 million as of December 31, 2020, and was included in related party notes payable
on the combined consolidated balance sheets.
All demand promissory notes have no equity or equity-linked convertible rights.
10.     Stockholders’ (Deficit) Equity
Merger with NantCell
Under the terms of the Merger Agreement, at the Effective Time of the Merger, each share of NantCell common stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time, subject to certain exceptions as set forth in the Merger Agreement, was converted automatically into 0.8190 shares of the newly issued Company Common Stock, par value $0.0001 per share, resulting in the issuance of 273.7 million shares of Company Common Stock. From and after the effective time, all of such NantCell shares ceased to be outstanding, were canceled and ceased to exist. At the Effective Time, each share of our Common Stock issued and outstanding immediately prior to the Effective Time, will remain an issued and outstanding share of the combined company.
Since the Merger has been accounted for as a transaction between entities under common control, the outstanding shares presented on the combined consolidated financial statements assume that NantCell outstanding common stock was converted into shares of Company Common Stock for all periods presented, and in connection with the conversion, those shares of common stock have been recorded at the Company’s par value, which is $0.0001 per share.
Issuance of Common Stock
On June 29, 2020, we closed an underwritten public offering of an aggregate of 8,521,500 shares of common stock, which included 4,811,500 shares issued to the public at a price of $9.50 per share (which includes 1,111,500 shares sold to the public upon full exercise of the underwriters’ option to purchase additional shares at a public offering price of $9.50 per share), less underwriting discounts and commissions, and 3,710,000 shares issued to our Executive Chairman and principal stockholder, Dr. Patrick Soon-Shiong, at a price of $12.12 per share, less underwriting discounts and commissions. All of the shares were offered by the company. Including the underwriters’ option exercise, the aggregate gross proceeds from the offering were $90.7 million, before deducting underwriting discounts, commissions and other offering expenses of $4.4 million.
On March 11, 2019, Kuwait Investment Authority, or KIA, purchased 2,047,500 shares of our common stock, at a purchase price of $14.66 per share, for an aggregate purchase price of $30.0 million.
On September 26, 2019, we entered a Stock Transfer Agreement and purchased 204,750 shares of common stocks from a stockholder at a purchase price of $9.77 per share, for an aggregate purchase price of $2.0 million in cash. All the repurchased shares were treated as retirements and reduced the number of shares issued and outstanding. In addition, we recorded the excess of the purchase price over the par value per share as a reduction to the accumulated deficit.
Warrant Exercise
In connection with the Altor acquisition, we assumed all outstanding Altor warrants and replaced them with warrants to purchase shares of our common stock. Warrants to purchase a total of 3,712,800 shares of our common stock were issued, of which warrants to purchase 2,074,800 shares at an exercise price of $3.24 per share were issued to our Executive Chairman (all such warrants were vested); and warrants to purchase 1,638,000 shares were issued to NantWorks, a related party, at an exercise price of $3.24 per share and with vesting subject to the achievement of a certain performance condition pertaining to building a manufacturing capacity. The fair value of $18.0 million that was assigned to the 1,638,000 unvested warrants will be recognized upon achievement of the performance-based vesting conditions.

On June 28, 2019, our Executive Chairman exercised his rights under the warrants to purchase 2,074,800 shares of common stock at an exercise price of $3.24 per share. We agreed to offset the net cash proceeds of approximately $6.7 million with a reduction of related party notes payables and accrued interests to CalCap and NantCapital and issued all of the shares of common stock. See Note 9
Related Party Agreements
for additional information.
Stock Repurchases
In November 2015, the board of directors approved a share repurchase program, or the 2015 Share Repurchase Program, allowing the CEO or CFO, on behalf of the company, to repurchase from time to time, in the open market or in privately negotiated transactions, up to $50.0 million of our outstanding shares of common stock, exclusive of any commissions, markups or expenses. The timing and amounts of any purchases were and will continue to be based on market conditions and other factors, including price, regulatory requirements and other corporate considerations. The 2015 Share Repurchase Program does not require the purchase of any minimum number of shares and may be suspended, modified or discontinued at any time without prior notice. We have financed, and expect to continue to finance, the purchases with existing cash balances. As it is the intent for the repurchased shares to be retired, we have elected to account for the shares repurchased under the constructive retirement method. For shares repurchased in excess of par, we allocate the purchase price in excess of par value to accumulated deficit
on the combined consolidated balance sheets.
To date, we have repurchased 6,403,489 shares of our common stock under the 2015 Share Repurchase Program at a total cost of $31.7 million. In addition, we have paid $0.1 million of broker commissions on repurchases. We did not repurchase any shares during the year ended December 31, 2020. During the year ended December 31, 2019, we repurchased 473,586 shares for $0.5 million. As of December 31, 2020, $18.3 million remained authorized for repurchases under the 2015 Share Repurchase Program.
Common Stock Reserved for Future Issuance
We are authorized to issue up to 500,000,000 shares of our common stock, par value $0.0001 per share on December 31, 2020. As of December 31, 2020, there were 382,243,142 shares of our common stock issued and outstanding.
The following table summarizes the common stocks reserved for issuance on exercise or vesting of various awards at December 31, 2020:

	As of December 31,
	2020	2019
Outstanding stock options	4,996,284	6,080,483
Outstanding RSUs	466,842	1,155,808
Outstanding related party warrants	1,638,000	1,638,000

Total shares reserved for future issuance	7,101,126	8,874,291

At the Effective Time of the Merger, all outstanding stock awards granted under the legacy NantCell Stock Incentive Plan were converted into equivalent awards of Company Common Stock using the Exchange Ratio, on the same terms and conditions as immediately prior to the Effective Time.
11.     Stock-Based Compensation
2014 Equity Incentive Plan –
In March 2014, our board of directors and stockholders approved the 2014 Equity Incentive Plan, or 2014 Plan, under which 11,109,000 shares of common stock were reserved for the granting of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, or IRS, non-statutory
stock options, stock appreciation rights, restricted stock awards, restricted stock units and performance awards to employees, directors and consultants. The maximum term of awards granted under the 2014 Plan is ten years. Recipients of stock awards are eligible to purchase shares of our common stock at an exercise price equal to no less than the estimated fair market value of such stock on the date of grant. As of December 31, 2020, there were approximately 1.1 million vested and exercisable options outstanding under the 2014 Plan, and there were no additional shares available for future grants.
2015 Equity Incentive Plan –
In July 2015, our board of directors adopted and our stockholders approved the 2015 Equity Incentive Plan, or 2015 Plan. The 2015 Plan, as amended, permits the grant of incentive stock options to our employees, and for the grant of non-statutory
stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to our employees, directors and consultants. The 2015 Plan is the only equity plan of the company available for future grant of equity awards to employees, directors and consultants of the company. In April 2019 our board of directors adopted, and in June 2019 our stockholders approved, a first amendment to 2015 Plan to reserve a further 3,000,000 shares of common stock for issuance pursuant to the 2015 Plan. In March 2020, our board of directors adopted, and in June 2020 our stockholders approved, a second amendment to 2015 Plan to reserve a further 3,000,000 shares of common stock for issuance pursuant to the 2015 Plan. As of December 31, 2020, a total of approximately 10.2 million shares of common stock were reserved for issuance pursuant to the 2015 Plan and a total of approximately 7.2 million shares were available for future grant. In addition, the number of shares reserved for future grant under the 2015 Plan includes shares subject to stock options granted under the 2014 Plan that expire or terminate without having been exercised in full and shares issued pursuant to awards granted under the 2014 Plan that are forfeited to or repurchased by us (provided that the maximum number of shares that may be added to the 2015 Plan pursuant to this provision is approximately 1.1 million shares as of December 31, 2020).
Stock-Based Compensation
The following table presents all stock-based compensation as included on the combined consolidated statements of operations (in thousands):

	For the Year Ended December 31,
	2020	2019
Stock-based compensation expense:
Employee stock options	1,426	2,053
Employee and Non-employee RSUs	761	1,368

	$2,187	$3,421

Stock-based compensation expense in operating expenses:
Research and development	$261	$1,288
Selling, general and administrative	1,926	2,133

	$2,187	$3,421

Stock Options
The following table summarizes stock option activity and related information under all equity incentive plans for the years ended December 31, 2020 and 2019:

	Number of Shares	Weighted- Average Exercise Price	Aggregate Intrinsic Value (in thousands)	Weighted- Average Remaining Contractual Life (in years)
Outstanding as of December 31, 2018	8,363,045	$6.54	$11,998	3.9
Options exercised	(1,993,688)	$2.06
Options forfeited	(41,341)	$7.64
Options expired	(247,533)	$1.60

Outstanding as of December 31, 2019	6,080,483	$8.24	$14,458	5.3
Options granted	400,000	$6.21
Options exercised	(1,272,273)	$1.89
Options forfeited	(211,926)	$2.23

Outstanding as of December 31, 2020	4,996,284	$9.96	$29,746	4.7

Vested and Exercisable as of December 31, 2020	4,345,497	$10.70	$24,333	4.1

As of December 31, 2020, the unrecognized compensation cost related to outstanding stock options was $1.3 million, which is expected to be recognized over a remaining weighted-average period of 0.9 years.
The total intrinsic value of stock options exercised during the years ended December 31, 2020 and 2019 was $12.7 million and $0.2 million, respectively.
Cash proceeds received from stock option exercises during the years ended December 31, 2020 and 2019 was $1.2 million and $4.1 million, respectively.
As of December 31, 2019, a total of 3,973,614 vested and exercisable shares were outstanding.

The following table provides a summary of options outstanding and vested as of December 31, 2020:

Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (in years)	Number Exercisable	Weighted- Average Remaining Contractual Life (in years)
$0.4213	512,036	3.9	512,036	3.9
$0.78	49,549	2.6	49,549	2.6
$1.7554	288,404	4.0	288,404	4.0
$1.9984	262,120	4.1	262,120	4.1
$2.18	1,842	5.5	1,842	5.5
$2.87	982	5.7	880	6.4
$3.07	600,000	7.7	349,998	7.7
$3.4-$3.98	1,163,543	3.0	1,163,543	3.0
$4.54	255,806	0.3	255,806	0.3
$6.21	400,000	9.4	—	—
$8.19	6,552	5.7	5,869	5.7
$25.00	1,455,450	4.6	1,455,450	4.6

	4,996,284	4.7	4,345,497	4.1

We may grant stock options to both employees and directors of the company and to employees of related parties that provide shared services to the company under our shared services agreement with NantWorks, as discussed in Note 9,
Related Party Agreements
. The fair value of each stock option issued was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	For the Year Ended December 31,
	2020	2019
Expected term (in years)	5.5	N/A
Risk-free interest rate	0.4%	N/A
Expected volatility	96.8%	N/A
Dividend yield	0.0%	N/A
Weighted-average grant date fair value	$4.64	N/A
The expected term was estimated using the average of the contractual term and the weighted-average vesting term of the options. The risk-free interest rate was based on the U.S. Treasury’s rates for U.S. Treasury zero-coupon
bonds with maturities similar to those of the expected term of the award being valued. For grants issued during 2020, the expected volatility was estimated based on the historical volatility of our common stock. For grants issued during 2018, the expected volatility was based on a weighted-average calculation of our common stock together with a peer group of comparable companies whose share prices are publicly available. The assumed dividend yield was based on our expectation of not paying dividends in the foreseeable future. There were no grants issued during 2019.
Restricted Stock Units
The following table summarizes the restricted stock units, or RSUs, activity under the 2015 Plan:

	Number of RSUs Outstanding	Weighted- Average Grant Date Fair Value
Unvested balance as of December 31, 2018	875,589	$6.70
Granted	749,793	$1.12
Vested	(401,193)	$8.82
Forfeited/canceled	(83,225)	$7.29

Unvested balance as of December 31, 2019	1,140,964	$2.24
Granted	33,500	$6.43
Vested	(649,872)	$2.05
Forfeited/canceled	(57,750)	$4.47

Unvested balance as of December 31, 2020	466,842	$2.52

We may grant RSUs to both employees and directors of the company and to employees of related parties that provide shared services to the company under our shared services agreement with NantWorks as discussed in Note 9,
Related Party Agreements
. There were no grants made to
non-employees
during the years ended December 31, 2020 and 2019.
As of December 31, 2020, there was $
0.6
 million of unrecognized stock-based compensation expense related to RSUs that is expected to be recognized over a weighted-average period of
1.8 years
. Of that amount, $
0.6
 million of unrecognized expense is related to employee grants with a remaining weighted-average period of 1.9 years and $
6,400
 of unrecognized expense is related to
non-employee
grants with a remaining weighted-average period of 0.2 years.
Warrants
The following table summarizes our warrant activity:

Outstanding as of December 31, 2018	21,302,049
Warrants exercised	(19,664,049)

Outstanding as of December 31, 2019	1,638,000
Warrants exercised	—

Outstanding as of December 31, 2020	1,638,000

During the three months ended March 31, 2019, we recognized proceeds of $35.2 million upon the exercise of warrants by our Chairman and CEO.
12. Income Taxes
The amount of loss before taxes is as follows (in thousands):

	For the Year Ended December 31,
	2020	2019
U.S. loss before taxes	$(223,519)	$(159,089)
Foreign loss before taxes	(2,514)	(1,174)

Loss before income taxes	$(226,033)	$(160,263)

Income tax (expense) benefit for the years ended December 31, 2020 and 2019 consist of the following (in thousands):

	For the Year Ended December 31,
	2020	2019
Current:
Federal	$—	$—
State	(5)	(3)
Foreign	—	—

Total current	(5)	(3)

Deferred:
Federal	1,187	77
State	664	31
Foreign	—	—

Total deferred	1,851	108

Income tax benefit	$1,846	$105

The components that comprise our net deferred tax assets as of December 31, 2020 and 2019 consist of the following (in thousands):

	As of December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$223,123	$166,450
Stock compensation	13,305	14,141
Operating lease liabilities	5,456	6,085
Investments	2,490	3,164
Depreciation and amortization	11,383	6,948
Interest expense	5,055	2,765
Accrued compensation	1,527	1,394
Other accrued liabilities	418	203
Other	3,355	2,062

Total deferred tax assets	266,112	203,212

Deferred tax liabilities:
Indefinite lived intangibles	(170)	(3,108)
Operating lease right-of-use assets	(4,668)	(5,182)

Total deferred tax liabilities	(4,838)	(8,290)

Net deferred tax assets	261,274	194,922
Valuation allowance	(261,444)	(198,030)

Net deferred tax liability	$(170)	$(3,108)

A reconciliation of the federal statutory income tax rate to our effective income tax rate for the years ended December 31, 2020 and 2019 is as follows:

	For the Year Ended December 31,
	2020	2019
Tax computed at federal statutory rate	21.0%	21.0%
State income taxes, net of federal tax benefit	7.2	(0.8)
Other permanent items	(0.1)	1.6
Tax rate adjustment	(0.3)	0.2
Research and development credits	0.1	0.1
Stock-based compensation	1.3	(33.9)
Other	(0.2)	0.2
Valuation allowance	(28.2)	11.7

Effective income tax rate	0.8%	0.1%

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the level of historical operating results and the uncertainty of the economic conditions, we have recorded a valuation allowance of $261.4 and $198.0 million, respectively, on December 31, 2020 and 2019. The change in the valuation allowance for the years ended December 31, 2020 and 2019 was an increase of $63.4 million and a decrease of $18.8 million, respectively, which were mainly driven by losses from which we cannot benefit. The portion of the valuation allowance for deferred tax assets for which subsequently recognized tax benefits will be credited directly to contributed capital is $0.2 million.
On December 31, 2020, we have federal net operating losses, or NOLs, of $979.1 million, state NOLs of $841.7 million, and foreign NOLs of $5.4 million. Of the $979.1 million in federal NOLs, $535.6 million will not expire and will be able to offset 80% of taxable income in future years. Of the $841.7 million in state NOLs, $53.2 million will not expire and will be able to offset 80% of taxable income in future years. The remaining federal NOL carryforwards begin to expire in 2021, the remaining state NOL carryforwards begin to expire in 2021, the South Korean NOL carryforwards begin to expire in 2022 and the Italian NOL will not expire.

Pursuant to IRC Sections 382 and 383, annual use of our net operating loss and research and development credit carryforwards may be limited in the event a cumulative change in ownership of more than 50% occurs within a three-year period. We have not recognized the deferred tax assets for federal and state NOLs and credits of $270.0 million from its deferred tax asset schedules as of December 31, 2020 due to Section 382/383 limitation. There is no impact to tax expense for the derecognition of the net operating losses and federal and state research and development credits due to the valuation allowance recorded against the deferred tax assets.
As of December 31, 2020, we also had federal research tax credit carryforwards of $11.1 million and state research tax credits of $7.8 million. The federal research tax credit carryforwards begin to expire in 2034 and certain state research tax credit carryforwards begin to expire in 2031. The California research tax credits can be carried forward indefinitely.
Net operating losses and tax credits also are limited when there is a separate return limitation year (SRLY). These rules generally limit the use of the acquired or departing members’ net operating loss and tax credit carryovers to the amount of taxable income such entity contributes to consolidated taxable income. The 80% Limitation also applies to the SRLY NOL carryovers and tax credits. Therefore, any SRLY NOLs and tax credits will be subject to this limitation, as well as, Section 382 and 383
Additionally, we have not recognized the deferred tax asset for research and development credit carryforwards as of December 31, 2020 and 2019 because we are a part of a controlled group of affiliated companies with common ownership and cannot complete our calculation of the credit until the time that all members of the controlled group complete their analysis and calculation of qualified research expenditures.
As of December 31, 2020 and 2019, we have $19.6 million and $10.7 million interest, respectively, that is temporarily disallowed pursuant to IRC Sec. 163(j). The interest can be carried forward indefinitely and will be deductible when the Company generates sufficient adjusted taxable income.
On March 9, 2021, the company completed the Merger with NantCell. The merger is accounted for as a transaction between entities under common control. The Merger is also considered as a nontaxable transaction for U.S. income tax purposes and it is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.
On March 27, 2020, the United States enacted the Coronavirus Aid, Relief and Economic Security Act (CARES Act). The Cares Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the United States economy and fund a nationwide effort to curtail the effect of
COVID-19. The
CARES Act provides sweeping tax changes in response to the
COVID-19
pandemic. Under the CARES Act, some of the more significant provisions are NOL carrybacks for five years to offset previous years’ income, or can be carried forward indefinitely to offset 100% of taxable income for the tax year beginning before 2021 and 80% of taxable income for tax years 2021 and thereafter, increasing the ability to deduct interest expense, as well as amending certain provisions of the previously enacted Tax Cuts and Jobs Act. As of December 31, 2020, the Company has not recorded any income tax provision/(benefit) resulting from the CARES Act mainly due to the Company’s history of net operating losses generated and the maintenance of a full valuation allowance against its net deferred tax assets. The Company evaluates the impacts are immaterial.
On June 29, 2020, the state of California enacted Assembly Bill No. 85 (AB 85) suspending California net operating loss utilization and imposing a cap on the amount of business incentive tax credits companies can utilize, effective for tax years 2020, 2021 and 2022. There was no material impact from the provisions of AB 85 in 2020.
The following table summarizes the changes to the amount of unrecognized tax benefits (in thousands):

Unrecognized tax benefits as of December 31, 2018	$11,983
Decrease for prior year tax positions	(7)
Increase for current year tax positions	3,680

Unrecognized tax benefits as of December 31, 2019	15,656
Decrease for prior year tax positions	(6)
Increase for current year tax positions	4,763

Unrecognized tax benefits as of December 31, 2020	$20,413

Included in the balance of unrecognized tax benefits as of December 31, 2020, is $18.3 million that, if recognized, would not impact our income tax benefit or effective tax rate as long as the deferred tax asset remains subject to a full valuation allowance. We do not expect that the unrecognized tax benefits will change within 12 months of this reporting date. Due to the existence of the valuation allowance, future changes in our unrecognized tax benefits will not impact our effective tax rate. We have not incurred any material interest or penalties as of the current reporting date with respect to income tax matters.

We are subject to U.S. federal income tax, Italian income tax, South Korean income tax as well as income tax in California and other states. The federal returns for tax years 2017 through 2019 remain open to examination and the state returns remain subject to examination for tax years 2016 through 2019. The Italian and South Korea returns for tax years 2015 through 2019 remain open to examination. Carryforward attributes that were generated in years where the statute of limitations is closed may still be adjusted upon examination by the Internal Revenue Service or other respective tax authorities. There are no cumulative earnings in the Italian and South Korean subsidiaries as of December 31, 2020 that would be subject to U.S. income tax or foreign withholding tax. We plan to indefinitely reinvestment any future earnings of the Italian subsidiary.
Prior to the adoption of
ASU 2019-12
in the first quarter of 2020, as discussed in Note 2,
Summary of Significant Accounting Policies
—Recent Accounting Announcement—Application of New or Revised Accounting Standards – Adopted
, intraperiod tax allocation rules required us to allocate the provision for income taxes between continuing operations and other categories of earnings, such as other comprehensive income. In periods in which we had a year-to-date
pre-tax
loss from continuing operations and
pre-tax
income in other categories of earnings, such as other comprehensive income, we had to allocate the tax provision to the other categories of earnings. We then recorded a related tax benefit in continuing operations. However, with the adoption of
ASU 2019-12,
we are no longer required to allocate the tax provision to the other categories of earnings and related benefits to continuing operations under these circumstances.
13.     Employee Benefits
Defined Contribution Benefit Plan –
In December 2015, we adopted a 401(k) retirement and savings plan, the 401(k) Plan, covering all employees. The 401(k) Plan allows employees to make pre-and
post-tax
contributions up to the maximum allowable amount set by the IRS. We, at its discretion, may make certain contributions to the 401(k) Plan. We made contributions of $1.2 million and $1.0 million during the years ended December 31, 2020 and 2019, respectively.
Compensated Absences –
Under our vacation policy, salaried employees are provided unlimited vacation leave. Therefore, we do not record an accrual for paid leave related to these employees since we are unable to reasonably estimate the compensated absences that these employees will take.
14.     Subsequent Events
In February 2021, but effective on January 1, 2021, we entered into a lease agreement with 605 Nash, LLC, whereby we leased approximately 6,883 square feet in El Segundo, California. 605 Nash, LLC is a related party, as it is owned by our Executive Chairman, Dr. Patrick
Soon-Shiong.
This facility will be used primarily for pharmaceutical development and manufacturing purposes. The lease runs from January 2021 through December 2027, and includes an option to extend the lease for an additional three-year
 term through
December 2030
. Base rent for the term of the lease is approximately $20,300 per month with an annual increase of 3% on January 1 of each year during the initial term and, if applicable, during the option term. In addition, under the agreement, we are required to pay our share of estimated property taxes and operating expenses, both of which are variable lease expenses.
In February 2021, we executed a promissory note with NantCapital. The outstanding principal amount of each advance made by NantCapital bears interest at a per annum rate of 6.0%, compounded annually and computed based on
365
or 366 days. On February 26, 2021, we received a $40 million advance pursuant to this promissory note. The accrued interest shall be paid quarterly commencing on June 30, 2021. The outstanding principal amount and any accrued and unpaid interest are due on September 30, 2025. We may prepay the outstanding principal amount and accrued interest at any time without premium or penalty and the prior consent of NantCapital.
On March 9, 2021, we completed the Merger pursuant to the terms of the Merger Agreement. Under the terms of the Merger Agreement, at the Effective Time of the Merger, each share of NantCell common stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time, subject to certain exceptions as set forth in the Merger Agreement, will be converted automatically into a right to receive 0.8190 (the “Exchange Ratio”) newly issued shares of common stock, par value $0.0001 per share, of the company (“Company Common Stock”), with cash paid in lieu of any fractional shares. At the Effective Time, each share of the company’s common stock issued and outstanding immediately prior to the Effective Time, will remain an issued and outstanding share of the combined company. At the Effective Time, each outstanding option, warrant, or RSU to purchase NantCell common stock were converted using the Exchange Ratio into an option, warrant, or restricted stock unit, respectively, on the same terms and conditions immediately prior to the Effective Time, to purchase shares of Company Common Stock.